Exhibit 10.2

SECOND AMENDED AND RESTATED TERM LOAN C AGREEMENT

Among

BRANDYWINE REALTY TRUST
and
BRANDYWINE OPERATING PARTNERSHIP, L.P.,
as Borrowers

and

THE LENDERS IDENTIFIED HEREIN

and

PNC BANK, NATIONAL ASSOCIATION
as Administrative Agent

and

CAPITAL ONE, NATIONAL ASSOCIATION
as Syndication Agent

and

THE BANK OF NEW YORK MELLON
as Documentation Agent

and

PNC CAPITAL MARKETS LLC
and
CAPITAL ONE, NATIONAL ASSOCIATION
as Joint Lead Arrangers and Joint Bookrunners

DATED AS OF DECEMBER 13, 2018

TABLE OF CONTENTS

Page

SECTION 1. DEFINITIONS AND ACCOUNTING TERMS	1
1.1	Definitions.1
1.2	Computation of Time Periods and Other Definition Provisions.26
1.3	Accounting Terms.26
1.4	Joint Venture Investments.27
SECTION 2. CREDIT FACILITY	27
2.1	Loans.27
2.2	[Reserved].30
2.3	[Reserved].30
2.4	Joint and Several Liability of the Borrowers.30
2.5	Appointment of BOP.32
2.6	Non-Recourse.32
2.7	Incremental Commitments.32
SECTION 3. GENERAL PROVISIONS APPLICABLE TO LOANS	34
3.1	Interest.34
3.2	Place and Manner of Payments.34
3.3	Prepayments.35
3.4	Fees.36
3.5	Payment in full at Maturity.36
3.6	Computations of Interest and Fees.36
3.7	Pro Rata Treatment.37
3.8	Sharing of Payments.37
3.9	Capital Adequacy.38
3.10	Inability To Determine Interest Rate.39
3.11	Illegality.41
3.12	Requirements of Law.41
3.13	Taxes.43
3.14	Compensation.47
3.15	Mitigation; Mandatory Assignment.47
SECTION 4. [RESERVED]	48
SECTION 5. CONDITIONS PRECEDENT	48
5.1	Closing Conditions.48
5.2	Conditions to All Extensions of Credit.52
SECTION 6. REPRESENTATIONS AND WARRANTIES	53
6.1	Financial Condition.53
6.2	No Material Change.53
6.3	Organization and Good Standing.53
6.4	Due Authorization.53

i

6.5	No Conflicts.54
6.6	Consents.54
6.7	Enforceable Obligations.54
6.8	No Default.54
6.9	Ownership.55
6.10	Indebtedness.55
6.11	Litigation.55
6.12	Taxes.55
6.13	Compliance with Law.55
6.14	Compliance with ERISA.55
6.15	Organization Structure/Subsidiaries.56
6.16	Use of Proceeds; Margin Stock.57
6.17	Government Regulation.57
6.18	Environmental Matters.57
6.19	Solvency.58
6.20	[Reserved].58
6.21	Location of Properties.58
6.22	Disclosure.59
6.23	Licenses, etc.59
6.24	No Burdensome Restrictions.59
6.25	Eligible Subsidiaries.59
6.26	OFAC.59
6.27	Anti-Corruption Laws.60
6.28	EEA Financial Institutions.60
6.29	Beneficial Ownership Certification.60
SECTION 7. AFFIRMATIVE COVENANTS	60
7.1	Information Covenants.60
7.2	Financial Covenants.64
7.3	Preservation of Existence.65
7.4	Books and Records.65
7.5	Compliance with Law.65
7.6	Payment of Taxes and Other Indebtedness.65
7.7	Insurance.65
7.8	Maintenance of Assets.66
7.9	Performance of Obligations.66
7.10	Use of Proceeds.66
7.11	Audits/Inspections.66
7.12	Additional Credit Parties.66
7.13	Anti-Corruption Laws.67
7.14	Construction.67
7.15	Changes to Financial Covenants.67
SECTION 8. NEGATIVE COVENANTS	68
8.1	Indebtedness.68
8.2	Liens.68
8.3	Nature of Business.69

8.4	Consolidation and Merger.69
8.5	Sale or Lease of Assets.69
8.6	[Intentionally Omitted.]69
8.7	Restricted Payments.69
8.8	Transactions with Affiliates.70
8.9	Fiscal Year; Organizational Documents.70
8.10	Limitations.70
8.11	Other Negative Pledges.70
8.12	Sanctions.71
8.13	Anti-Corruption Laws.71
SECTION 9. EVENTS OF DEFAULT	71
9.1	Events of Default.71
9.2	Acceleration; Remedies.74
9.3	Allocation of Payments After Event of Default.75
SECTION 10. AGENCY PROVISIONS	76
10.1	Appointment and Authority.76
10.2	Rights as a Lender.76
10.3	Exculpatory Provisions.76
10.4	Reliance by Administrative Agent.77
10.5	Delegation of Duties.78
10.6	Resignation of Administrative Agent.78
10.7	Non-Reliance on Administrative Agent and Other Lenders.79
10.8	No Other Duties, Etc.79
10.9	Certain ERISA Matters.80
SECTION 11. MISCELLANEOUS	82
11.1	Notices.82
11.2	Right of Set-Off.84
11.3	Benefit of Agreement.85
11.4	No Waiver; Remedies Cumulative.88
11.5	Payment of Expenses; Indemnification.89
11.6	Amendments, Waivers and Consents.90
11.7	Counterparts/Electronic Execution.92
11.8	Headings.92
11.9	Defaulting Lender.92
11.10	Survival of Indemnification and Representations and Warranties.93
11.11	Governing Law; Jurisdiction.94
11.12	Waiver of Jury Trial.94
11.13	Times of Day; Rates.95
11.14	Severability.95
11.15	Entirety.95
11.16	Binding Effect.95
11.17	Confidentiality.96
11.18	Further Assurances.97
11.19	Release of Guarantors.97

11.20	USA PATRIOT Act.98
11.21	Limitation on Liability.98
11.22	No Fiduciary Duty.98
11.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions99
11.24	Transitional Arrangements99

SCHEDULES

Schedule EGEligible Ground Leases

Schedule 6.15Organization Structure/Subsidiaries

Schedule 6.21Properties

Schedule 6.25Eligible Unencumbered Property Subsidiaries

Schedule 8.2Existing Liens

Schedule 11.1Notices

EXHIBITS

Exhibit 1.1(a)Commitment Percentages

Exhibit 2.1(c)Form of Notice of Borrowing

Exhibit 2.1(f)Form of Notice of Continuation/Conversion

Exhibit 2.1(h)Form of Note

Exhibit 3.13-1Form of U.S. Tax Compliance Certificate

Exhibit 3.13-2Form of U.S. Tax Compliance Certificate

Exhibit 3.13-3Form of U.S. Tax Compliance Certificate

Exhibit 3.13-4Form of U.S. Tax Compliance Certificate

Exhibit 7.1(c)Form of Officer’s Certificate

Exhibit 7.12(a)Form of Guaranty

Exhibit 7.12(b)Form of Additional Guarantee

Exhibit 11.3(b)Form of Assignment Agreement

SECOND AMENDED AND RESTATED TERM LOAN C AGREEMENT

THIS SECOND AMENDED AND RESTATED TERM LOAN C AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Credit Agreement”) is entered into as of December 13, 2018 among BRANDYWINE REALTY TRUST (“BRT”), a Maryland real estate investment trust, BRANDYWINE OPERATING PARTNERSHIP, L.P. (“BOP”), a Delaware limited partnership (collectively, the “Borrowers”), the Lenders (as defined herein), and PNC BANK, NATIONAL ASSOCIATION (the “Administrative Agent”), as Administrative Agent for the Lenders.

RECITALS

WHEREAS, the Borrowers, the Lenders and the Administrative Agent are party to an Amended and Restated Term Loan C Agreement dated as of October 8, 2015 (as amended, supplemented or otherwise modified to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, the Borrowers, the Lenders and the Administrative Agent now desire to further amend and restate the Existing Credit Agreement in its entirety, to, among other things, reflect a term loan facility in an initial aggregate amount of up to $250 million with the option to increase the aggregate amount by up to an additional $150 million;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Existing Credit Agreement in its entirety as follows:

SECTION 1.

DEFINITIONS AND ACCOUNTING TERMS

1.1	Definitions.

As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

“Acquisition Property” means, as of any date of determination, a Property owned by a Borrower or a Subsidiary thereof for fewer than 24 months since the date of acquisition (regardless of whether such date of acquisition occurs prior to or after the Closing Date), unless the Borrowers have made a one-time election to treat such Property as a Stabilized Property for purposes of calculating Total Asset Value and Unencumbered Value.

“Additional Guarantees” has the meaning set forth in Section 7.12(b).

“Additional Guarantors” has the meaning set forth in Section 7.12(b).

“Adjusted Eurodollar Rate” means the Eurodollar Rate plus the Applicable Percentage for Eurodollar Loans.

“Adjusted NOI” means NOI less (a) an annual sum of $0.25 per square foot for all Properties and (b) all interest income of the Combined Parties for the applicable period.

“Administrative Agent” means PNC Bank, National Association or any successor administrative agent appointed pursuant to Section 10.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation, partnership, limited liability company or real estate investment trust if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or real estate investment trust or to vote 10% or more of the partnership or membership interests of such partnership or limited liability company or (ii) to direct or cause direction of the management and policies of such corporation, trust, limited liability company or partnership, whether through the ownership of voting securities, as managing member or general partner, by contract or otherwise.

“Agency Services Address” means PNC Firstside Center, 500 First Avenue, 4th Floor, Pittsburgh, PA  15219, Attn:  Agency Services, or such other address as may be identified by written notice from the Administrative Agent to the Borrowers.

“Agent-Related Persons” means the Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of PNC Bank, National Association in its capacity as Administrative Agent, PNC Capital Markets LLC), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Annualized Modified Adjusted NOI” means an amount equal to  Adjusted NOI for the prior fiscal quarter for all Properties owned during such fiscal quarter multiplied times four.

“Applicable Percentage” means, with respect to any Loans, if (a) BOP has two Unsecured Senior Debt Ratings in effect, the appropriate applicable percentages corresponding to the Pricing Level in the table below based upon the higher of the two Unsecured Senior Debt Ratings or (b) if BOP has one Unsecured Senior Debt Rating in effect, the appropriate applicable percentages corresponding to the Pricing Level in the table below based on such Unsecured Senior Debt Rating; provided that if BOP does not have at least one Unsecured Senior Debt Rating in effect, the Applicable Percentage shall be based on Pricing Level V below:

Pricing Level	Unsecured Senior Debt Rating	Applicable Percentage for Eurodollar Loans	Applicable Percentage for Base Rate Loans
I	A- / A3 or higher	0.85%	0%
II	BBB+ / Baa1	0.90%	0%
III	BBB / Baa2	1.00%	0%
IV	BBB- / Baa3	1.25%	.25%
V	< BBB- / Baa3 or NR	1.65%	.65%

The Applicable Percentage for Loans shall be determined and adjusted on the date (each a “Calculation Date”) on which BOP obtains an Unsecured Senior Debt Rating from either of S&P or Moody’s or the date on which there is a change in any Unsecured Senior Debt Rating of BOP that would cause a change in the Applicable Percentage, in each case promptly after the Administrative Agent receives notice regarding such Unsecured Senior Debt Rating. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentage shall be applicable to all existing Loans.  As of the Closing Date, Pricing Level IV shall apply.

The Borrowers shall promptly deliver to the Administrative Agent, at the address set forth on Schedule 11.1 and at the Agency Services Address, information regarding any change in the Unsecured Senior Debt Rating that would change the existing Pricing Level for the Applicable Percentage as set forth above.

“Approved Fund” means a fund administered or managed by a Lender, an Affiliate thereof or an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means PNC Capital Markets LLC and Capital One, National Association, collectively, in their capacity as joint lead arrangers and joint bookrunners.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European

Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, as long as that ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, the fluctuating rate per annum equal to (i) the highest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the Prime Rate in effect on such day or (c) the Eurodollar Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. London time on such day (provided that if such highest rate shall be less than zero, such rate shall be deemed zero for purposes hereof) plus (ii) the Applicable Percentage for Base Rate Loans. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, respectively.

“Base Rate Loan” means a Loan bearing interest based on a rate determined by reference to the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BOP” means Brandywine Operating Partnership, L.P., a Delaware limited partnership, together with any successors and permitted assigns.

“Borrower Materials” has the meaning set forth in Section 11.1(d)(iii).

“Borrowers” means BRT and BOP and “Borrower” means either one of them.

“BRT” means Brandywine Realty Trust, a Maryland real estate investment trust, together with any successors and permitted assigns.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in Dollar deposits in the London interbank market.

“Calculation Date” has the meaning set forth in the definition of Applicable Percentage in this Section 1.1.

“Capital Expenditures” means all expenditures of the Borrowers and their Subsidiaries which, in accordance with GAAP, would be classified as capital expenditures, including, without limitation, Capital Leases.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be classified and accounted for as a capital lease (under FASB ASC Topic 840) or as a financing lease (under FASB ASC Topic 842) on the balance sheet of that Person.

“Capital Percentage” means, with respect to the interest of a Borrower or one of its Subsidiaries in another Person, the percentage interest of such Person based on the aggregate amount of net capital contributed by such Borrower or such Subsidiary in such Person at the time of determination relative to all capital contributions made in such Person at such time of determination.

“Capitalization Rate” means 6.50% for improved Properties located in the City of Philadelphia, Pennsylvania, improved Properties located in the City of Austin, Texas and improved Properties located in Fairfax County, Virginia, and 7.50% for all other Properties.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time and demand deposits and certificates of deposit of (i) any Lender or any of its Affiliates, (ii) any domestic commercial bank having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which a Borrower or one of its Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any Requirement of Law or governmental or quasi-governmental rule, regulation or treaty, (b) any change in any Requirement of Law or governmental or quasi-governmental rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following events:

(a)any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or the occurrence of any contingency), by way of merger, consolidation or otherwise, of 20% or more of the voting power of BRT on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of BRT convertible into or exercisable for voting power of BRT (whether or not such securities are then currently convertible or exercisable); or

(b)during any period of up to twelve (12) consecutive months commencing on or after the Closing Date, (i) individuals who were trustees of BRT at the beginning of such period (the “Continuing Trustees”), plus (ii) any new trustees whose election or appointment was approved by a majority of the Continuing Trustees then in office, shall cease for any reason to constitute a majority of the Board of Trustees of BRT; or

(c)BRT fails to directly own at least 75% of the aggregate ownership interests in BOP (giving effect to any convertible interests with respect thereto).

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Combined Parties” means the Borrowers and their Subsidiaries and all joint ventures or partnerships to which a Borrower or one of its Subsidiaries is a party.

“Commitment” means, with respect to any Lender, the obligations of such Lender to make Loans pursuant to the terms and conditions of this Credit Agreement, and which shall not exceed the principal amount set forth opposite such Lender’s name on Exhibit 1.1(a) hereto or in the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Credit Agreement or to give effect to any applicable Assignment and Acceptance, and “Commitments” means the aggregate principal amount of the Commitments of all the Lenders, the initial maximum amount of which shall be $250,000,000.

“Commitment Percentage” means, for each Lender, the percentage identified as its Commitment Percentage on Exhibit 1.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3 or may be adjusted in accordance with the provisions of Section 2.7.

“Committed Amount” means $250,000,000, as the same may be permanently reduced in accordance with Section 2.1(e) or increased from time to time pursuant to Section 2.7.

“Communications” has the meaning set forth in Section 11.1(d)(ii).

“Construction-in-Process” means a Property or portion thereof on which construction of improvements (excluding tenant improvements and excluding work prior to erection of the structure of the building) has commenced and is proceeding to completion in the ordinary course, but has not yet been completed (as such completion shall be evidenced by a temporary or permanent certificate of occupancy permitting use of such Property or portion thereof by the general public).  Any such Property or portion thereof shall be treated as Construction-in-Process for twenty-four (24) months from the date of completion (as evidenced by a certificate of occupancy permitting use of such Property or portion thereof by the general public), unless the Borrowers have made a one-time election (by written notice to the Administrative Agent in the certificate delivered pursuant to Section 7.1(c)) to treat such Property or portion thereof as a Stabilized Property for purposes of calculating Total Asset Value and Unencumbered Value.

“Continuing Trustees” has the meaning set forth in the definition of Change of Control.

“Credit Agreement” means this Amended and Restated Term Loan C Agreement.

“Credit Documents” means this Credit Agreement, the Notes, each Guaranty (if any), any Notice of Borrowing, any Notice of Continuation/Conversion and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Credit Parties” means the Borrowers and any Guarantors and “Credit Party” means any one of them.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender  notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrowers or any Lender Party in writing, that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) to funding a loan under this Credit Agreement cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the last paragraph of Section 11.9) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrowers and each Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Dollars” and “$” each means the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institutions.

“Effective Date” means the date on which the conditions set forth in Section 5.1 and Section 5.2 shall have been fulfilled (or waived in the sole discretion of the Lenders).

“Eligible Assignee” means (a) any Lender, any Affiliate of a Lender or any Approved Fund (other than a Defaulting Lender); (b) a commercial bank having total assets in excess of $5,000,000,000; (c) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (d) a finance company or other financial institution reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $500,000,000 or is otherwise acceptable to the Administrative Agent. None of a Borrower, any Affiliate of the Borrowers or any natural person shall qualify as an Eligible Assignee.

“Eligible Cash 1031 Proceeds” means the cash proceeds held by a “qualified intermediary” from the sale of Property, which proceeds are intended to be used by such qualified intermediary to acquire one or more “replacement properties” that are of “like‑kind” to such Property in an exchange that qualifies as a tax-free exchange under Section 1031 of the Code, and no portion of which proceeds any Combined Party has the right to receive, pledge, borrow or otherwise obtain the benefits of until such time as provided under the applicable “exchange agreement” (as such terms in quotations are defined in Treasury Regulations Section 1.1031(k)-1(g)(4) (the “Regulations”)) or until such exchange is terminated.  Upon the cash proceeds no longer being held by such qualified intermediary pursuant to the Regulations or otherwise no longer qualifying under the Regulations for like-kind exchange treatment, such proceeds shall cease being Eligible Cash 1031 Proceeds.

“Eligible Ground Lease” means a ground lease that (a) has a minimum remaining term of twenty-five (25) years, including tenant controlled options, as of any date of determination, (b) has customary notice rights, default cure rights, bankruptcy new lease rights and other customary provisions for the benefit of a leasehold mortgagee or has equivalent protection for a leasehold permanent mortgagee by a subordination to such leasehold permanent mortgagee of the landlord’s fee interest, and (c) is otherwise acceptable for non-recourse leasehold mortgage financing under customary prudent lending requirements.  The Eligible Ground Leases as of the date of this Credit Agreement are listed on Schedule EG.

“Eligible Land” means, undeveloped land which is owned or leased under an Eligible Ground Lease by a Combined Party, which is zoned for office, industrial, residential, parking or hotel use and which is not subject to a building moratorium or other restriction on construction.

“Eligible Subsidiary” means any Subsidiary of the Borrowers which has no Recourse Indebtedness and has not provided a guaranty of any other Funded Debt of the Borrowers.

“Eligible Unencumbered Property Subsidiary” means an Eligible Subsidiary that owns or ground-leases any Property that is treated as Unencumbered Property, Unencumbered Construction-in-Process or Unencumbered Eligible Land under this Credit Agreement.

“Environmental Claim” means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or written claim whether administrative, judicial or private in nature arising (a) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Material, (c) from any assessment, abatement, removal, remedial, corrective, or other response action in connection with an Environmental Law or other order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment.

“Environmental Laws” means any current or future legal requirement of any Governmental Authority pertaining to (a) the protection of health, safety, and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater or (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendment of 1984, 42 U.S.C. 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. 1251 et seq., Clean Air Act of 1966, as amended, 42 U.S.C. 7401 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. 2601 et seq., Hazardous Materials Transportation Act, 49 U.S.C. App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. 651 et seq., Oil Pollution Act of 1990, 33 U.S.C. 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et seq., National Environmental Policy Act of 1969, 42 U.S.C. 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity, whether or not incorporated, which is under common control with a Borrower or any of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes a Borrower or any Subsidiary of a Borrower and which is treated as a single employer under subsections (b) or (c) of Section 414 of the Code.

“ERISA Event” means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal of a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (viii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loan” means a Loan bearing interest based on a rate determined by reference to the Adjusted Eurodollar Rate.

“Eurodollar Rate” means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Credit Agreement (the “Eurodollar Minimum”); provided, however, that at any time during which interest rate protection or hedging agreements with a Lender (or an affiliate of such Lender) are then in effect with respect to the entirety of the Loans, the Eurodollar Minimum shall be disregarded and no longer of any force and effect with respect to (i.e., the Eurodollar Rate applied hereunder shall not be subject to the Eurodollar Minimum with respect to) the Loans; provided, further that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; and provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.  In the event that Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that the Eurodollar Rate for a Eurodollar Loan cannot be determined and the provisions of Section 3.10 shall apply.  In the event that the Board of Governors of the Federal Reserve System shall impose a Eurodollar Reserve Percentage with respect to Eurodollar deposits of the Person serving as the Administrative Agent, then for any period during which such Eurodollar Reserve Percentage shall apply, the Eurodollar Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Eurodollar Reserve Percentage.

“Eurodollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurodollar liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined) with respect to member banks of the Federal Reserve System, whether or not any Lender has any Eurodollar liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurodollar liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” means any of the events or circumstances described in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, modified, succeeded or replaced from time to time, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 3.15) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.13, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.13(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning set forth in the recitals.

“Extension of Credit” means, as to any Lender, the making of a Loan by such Lender (or a participation therein by a Lender).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards, if necessary, to a whole multiple of 1/100 of 1%) charged to PNC Bank, National Association on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement, dated as of _______________, 2018 between the Administrative Agent and BRT, as amended, modified, supplemented or replaced from time to time.

“Fixed Charge Coverage Ratio” means, as of the end of any fiscal quarter of the Borrowers, the ratio of (a) Annualized Modified Adjusted NOI for the quarter then ended to (b) the sum of (i) Principal Payments and all dividends on preferred shares of beneficial interest of BRT or preferred operating partnership units of BOP (not owned by BRT) for the period of twelve (12) months ending on such date plus (ii) Interest Expense and any letter of credit fees for the quarter then ended multiplied by four.

“Foreign Lender” means (a) if a Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Funded Debt” means, without duplication, the sum of (a) all Indebtedness of the Combined Parties for borrowed money, (b) all purchase money Indebtedness of the Combined Parties, (c) the principal portion of all obligations of the Combined Parties under Capital Leases, (d) all obligations, contingent or otherwise, relative to the face amount of all letters of credit (other than letters of credit supporting trade payables in the ordinary course of business), whether or not drawn, and banker’s acceptances issued for the account or upon the application of a Combined Party (it being understood that, to the extent an undrawn letter of credit supports another obligation constituting Indebtedness, in calculating aggregated Funded Debt only such other obligation shall be included), (e) all Guaranty Obligations of the Combined Parties with respect to the indebtedness of another Person of the types described in this definition, (f) all indebtedness of another Person of the types described in this definition that is secured by a Lien on any property of the Combined Parties whether or not such indebtedness has been assumed by a Combined Party, (g) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of a Combined Party where such transaction is considered borrowed money indebtedness for tax purposes, but is classified as an operating lease in accordance with GAAP, (h) all obligations of the Combined Parties in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate or commodity price hedging agreements and (i) all take out loan commitments to the extent such take out commitment is not supported by a financial commitment from a third party containing standard terms and conditions; provided that Funded Debt shall not include intercompany items or trade payables incurred in the ordinary course of business; and provided further that, for purposes of calculating the Leverage Ratio, the Secured Debt Ratio, the Unsecured Debt limitation and the Unencumbered Cash Flow Ratio, to the extent Funded Debt includes Indebtedness in respect of Construction-in-Process, the amount of such Funded Debt shall be deemed to be the total construction costs incurred for the Construction-in-Process as of such date.  The calculation of Funded Debt of the Combined Parties shall be subject to Section 1.4.

“Funds From Operations”, when used with respect to any Person, shall have the meaning given to such term in, and shall be calculated in accordance with, standards promulgated by the National Association of Real Estate Investment Trusts in effect from time to time.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

“Governmental Authority” means any Federal, state, local or provincial court or governmental agency, authority, instrumentality or regulatory body.

“Guarantors” means any Persons who may from time to time execute a Guaranty, as required by Section 7.12(a) or otherwise, together with their successors and assigns; in each case unless released as a Guarantor pursuant to Section 8.5(b) or Section 11.19.

“Guaranty” means the guaranty of payment provided by a Subsidiary of a Borrower in favor of the Administrative Agent and the Lenders in the form of Exhibit 7.12(a).

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made. It is understood and agreed that for purposes of any “completion guaranty” provided by a Borrower or one of its Subsidiaries, the amount of Indebtedness associated with such completion guaranty shall be none unless such completion guaranty is enforced (or written notice of the intent to enforce such completion guaranty has been received) at which time the Indebtedness associated with such completion guaranty shall equal the remaining cost to complete the project plus ten percent until such time as a certificate of occupancy is issued.

“Hazardous Materials” means any substance, material or waste defined or regulated in or under any Environmental Laws.

“HMT” has the meaning set forth in the definition of the term “Sanctions.”

“Increased Amount Date” has the meaning set forth in Section 2.7(a).

“Incur” has the meaning set forth in Section 8.1.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person, (g) the principal portion of all obligations of such Person under (i) Capital Leases and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes, but is classified as an operating lease in accordance with GAAP, (h) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, or other interest or exchange rate or commodity price hedging agreements, (i) the maximum amount of all performance and standby letters of credit issued or bankers’ acceptances facilities created for the account or upon the application of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (j) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date; provided that Indebtedness shall not include preferred stock which carries a defined term if its conversion or redemption occurs solely through the issuance of additional equity or from the proceeds of an equity offering, (k) all obligations evidenced by take out commitments, (l) the aggregate amount of uncollected accounts receivables of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP and (m) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares or forward equity purchase contracts; provided, however, that Indebtedness shall not include intercompany items or trade payables incurred in the ordinary course of business.  Subject to Section 1.4, the Indebtedness of any Person shall include the

Indebtedness of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.

“Indemnified Taxes” means  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indenture” means the Indenture, First Supplemental Indenture, Second Supplemental Indenture and Third Supplemental Indenture dated as of October 22, 2004, May 25, 2005, October 4, 2006, and April 5, 2011, respectively, among BOP, as Issuer, BRT, as Parent Guarantor, and The Bank of New York Mellon (formerly known as the Bank of New York), as Trustee.

“Information” has the meaning set forth in Section 11.17.

“Interest Expense” means, for any period, with respect to the Combined Parties, all net interest expense, whether paid or accrued (including that portion applicable to Capital Leases in accordance with GAAP) plus capitalized interest, but excluding non-cash interest expense with respect to convertible debt.

“Interest Payment Date” means (a) as to Base Rate Loans, the last Business Day of each month and the Maturity Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and the Maturity Date, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, the day which is three months after the first day of such Interest Period, the last day of such Interest Period, and the Maturity Date.

“Interest Period” means, as to Eurodollar Loans, a period of one, two, three or six months’ duration as the Borrowers may elect, commencing on the date of the borrowing (including, as applicable, continuations thereof and conversions thereto); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the then effective Maturity Date, and (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

“Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets, shares of capital stock, bonds, notes, debentures, partnership interests, membership interests, joint ventures or other ownership interests or other securities of such other Person or (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.

“Investment Grade Rating” means an Unsecured Senior Debt Rating of (a) BBB- or better from S&P, or (b) Baa3 or better from Moody’s, as applicable.

“Lender” means the Person serving as the Administrative Agent, any of the other financial institutions party to this Credit Agreement, or any other Person which may provide an additional Commitment and become a party to this Credit Agreement or becomes an assignee of any rights to a Lender pursuant to Section 11.3, together with their successors and permitted assigns.

“Lender Party” means the Administrative Agent or any other Lender.

“Leverage Ratio” means the ratio of (a) Funded Debt to (b) Total Asset Value.

“LIBOR” has the meaning set forth in the definition of Eurodollar Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind, including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof.

“Loan” or “Loans” means a loan or loans made by a Lender pursuant to Section 2.1 or Section 2.7; provided, that if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Conversion/Continuation, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, condition (financial or otherwise) or prospects of BRT, BOP or the Borrowers and their Subsidiaries taken as a whole, (b) the ability of a Borrower to perform its respective obligations under this Credit Agreement or any of the other Credit Documents, (c) the ability of a Guarantor to perform its respective obligations under any of the other Credit Documents, unless the Guarantor subject to such material adverse effect could be immediately released as a Guarantor in compliance with Section 8.5(b), or (d) the validity or enforceability of this Credit Agreement, any of the other Credit Documents, or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder taken as a whole.

“Material Subsidiary” means any Eligible Unencumbered Property Subsidiary and any Subsidiary of a Borrower which is a Guarantor.

“Maturity Date” means October 8, 2022.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan (other than a Multiemployer Plan) in which a Borrower, a Subsidiary of a Borrower or any ERISA Affiliate and at least one employer other than a Borrower, a Subsidiary of a Borrower or any ERISA Affiliate are contributing sponsors.

“Negative Pledge” has the meaning set forth in Section 8.11.

“Net Income” means, for any period, the net income for such period of the Combined Parties, as determined in accordance with GAAP.

“New Term Loan” has the meaning set forth in Section 2.7(a).

“New Term Loan Lender” has the meaning set forth in Section 2.7(a).

“NOI” means, for any period, an amount equal to (a) Net Income for such period (excluding the effect of gains and losses from the sale of real property, debt restructurings, extinguishment or forgiveness of debt, write-ups and write-downs, acquisition costs for consummated acquisitions, and any other extraordinary or other non-recurring gains or losses or other non-cash gains or losses outside the ordinary course of business) plus (b) an amount which in the determination of Net Income for such period has been deducted for (i) proceeds to minority interests, (ii) income taxes, (iii) depreciation and amortization, (iv) Interest Expense and (v) actual property management expense, less (c) 3% of the total real estate revenue of the Combined Parties as an assumed property management expense.

“Non-Excluded Taxes” means any Taxes that are not Excluded Taxes.

“Non-Recourse Indebtedness” means any Indebtedness: (a) under the terms of which the payee’s remedies upon the occurrence of an event of default are limited to specific, identified assets of the payor which secure such Indebtedness and (b) for the repayment of which neither a Borrower nor any Subsidiary of a Borrower (other than a special purpose Subsidiary of a Borrower which owns such assets) has any personal liability beyond the loss of such specified assets, except for liability for fraud, material misrepresentation or misuse or misapplication of insurance proceeds, condemnation awards, existence of hazardous wastes or other customary exceptions to non-recourse provisions.

“Note” or “Notes” ” means the promissory notes of the Borrowers in favor of each of the Lenders evidencing the Loans provided pursuant to Section 2.1 or Section 2.7, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and in the form of Exhibit 2.1(h).

“Notice of Borrowing” means the request by the Borrowers for a Loan, in the form of Exhibit 2.1(c).

“Notice of Continuation/Conversion” means a request by the Borrowers to continue an existing Eurodollar Loan to a new Interest Period or to convert a Eurodollar Loan to a Base Rate Loan or to convert a Base Rate Loan to a Eurodollar Loan, in the form of Exhibit 2.1(f).

“Obligations” means, without duplication, all of the obligations, liabilities and indebtedness of the Credit Parties to the Lenders and the Administrative Agent, whenever arising,

under this Credit Agreement, the Notes or any of the other Credit Documents to which a Credit Party is a party, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including without limitation the outstanding principal amount of the Loans and interest and fees that accrue after the commencement by or against any Credit Party of any Bankruptcy Event.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.15).

“Parent”  means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Participant” has the meaning set forth in Section 11.3(c).

“Participant Register” has the meaning set forth in Section 11.3(c).

“Participation Interest” means the Extension of Credit by a Lender by way of a purchase of a participation in any Loans as provided in Section 3.8.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Permitted Liens” means (a) Liens securing Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmens', mechanics', warehousemens', carriers', landlords' and other nonconsensual statutory Liens which are not yet due and payable or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof); (d) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (e) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (f) easements, rights-of-way, restrictions (including zoning restrictions), matters of plat, minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (g) judgment Liens that would not constitute an Event of Default, (h) Liens arising by virtue of any statutory or common law provision relating to bankers' liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (i) Liens (not affecting an Unencumbered Property) in connection with Indebtedness permitted by Section 8.1(c) and (j) Liens existing on the date hereof and identified on Schedule 8.2; provided that no such Lien shall extend to any property other than the property subject thereto on the Closing Date.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 11.1(d)(i).

“Pricing Level” means, based upon the Unsecured Senior Debt Rating of BOP, the corresponding category (I, II, III, IV or V) within the Applicable Percentage table.

“Prime Rate” means the per annum rate of interest announced publicly from time to time by the Person that is the Administrative Agent at its principal offices (or such other principal office of such Person as communicated in writing to the Borrowers and the Lenders) as its Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective at the opening of business on the day specified in the public announcement of such change. The Prime Rate is a rate set by the Person that is the Administrative Agent based upon various factors including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.

“Principal Payments” means, for any period, for the Combined Parties, all scheduled payments of principal and any required prepayments on Funded Debt of the Combined Parties (other than balloon payments) for such period, ending on the date of determination (including the principal component of payments due on Capital Leases during the applicable period ending on the date of determination and excluding voluntary prepayments).

“Pro Forma Basis” means with respect to (a) the sale of a Property or the sale of an equity interest in a Credit Party or Eligible Unencumbered Property Subsidiary, (b) the creation of a Lien on a Property or (c) the acquisition of or Investment in a Property or other asset, that such sale, creation of Lien, acquisition or Investment shall be deemed to have occurred as of the first day of the four fiscal quarter period ending as of the last day of the most recent fiscal quarter for which the Lenders have received the financial information required by Section 7.1(b).

“Properties” means all real properties owned or ground-leased by the Borrowers and their Subsidiaries whether directly or through a joint venture investment.

“Property Value” means Annualized Modified Adjusted NOI for all Stabilized Properties divided by the Capitalization Rate; provided that a Stabilized Property that has a negative Adjusted NOI for the most recently ended quarter shall be valued at zero.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 11.1(d)(iii).

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Recourse Indebtedness” means any Indebtedness other than Non-Recourse Indebtedness.

“Register” has the meaning set forth in Section 11.3(d).

“Regulation D, O, T, U, or X” means Regulation D, O, T, U or X, respectively, of the Board of Governors of the Federal Reserve System (or any successor body) as from time to time in effect and any successor to all or a portion thereof.

“REIT” means a real estate investment trust as defined in Sections 856-860 of the Code.

“REIT Subsidiary” means a Subsidiary of the Borrowers that is a REIT.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning set forth in Section 10.6(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

“Required Lenders” means, as of any date, the Lenders whose aggregate Commitments constitute at least fifty-one percent (51%) of the aggregate Commitments of all Lenders, provided that on and after the date that Commitments have expired or terminated pursuant to Section 2.1 or Section 9.2, Required Lenders shall mean the Lenders whose aggregate Loans constitute at least fifty-one percent (51%) of the aggregate Loans of all Lenders, and provided that the Commitments (or the Loans) of any Defaulting Lenders shall be disregarded when determining the Required Lenders.

“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty,

rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

“Resignation Effective Date” has the meaning set forth in Section 10.6(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Credit Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 5.1, the secretary or any assistant secretary of a Credit Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Revolving Credit Agreement” means the Revolving Credit Agreement dated as of July 17, 2018 among the Borrowers, Bank of America, N.A., as Administrative Agent, and the lenders party thereto, as the same may be amended, modified or restated from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Secured Debt” means all Funded Debt of the Combined Parties that is subject to a Lien in favor of the creditor holding such Funded Debt; provided that any Funded Debt owed to the Lenders hereunder and the lenders under the Revolving Credit Agreement shall be considered to be Unsecured Debt even if a Lien has been granted in favor of the Lenders or the lenders party to the Revolving Credit Agreement, as the case may be.

“Secured Debt Ratio” means the ratio of (a) Secured Debt to (b) Property Value plus, to the extent Secured Debt includes Funded Debt on Construction-in-Process, total construction costs incurred as of such date with respect to such Construction-in-Process.

“Significant Subsidiary” means any Eligible Unencumbered Property Subsidiary, any Subsidiary of the Borrowers which is a Guarantor, and any other Subsidiary of the Borrowers which contributes at least $25,000,000 to Total Asset Value.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such

Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stabilized Property” means a Property which is not an Acquisition Property, Construction-in-Process or Eligible Land.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of stock of such corporation shall have or might have voting power by reason of the lapse of time or the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture, limited liability company, trust or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest or 50% Capital Percentage at any time.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) with respect to any Single Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (b) the withdrawal of any Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (d) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (e) any event or condition which might reasonably constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (f) the complete or partial withdrawal of any Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan.

“Total Asset Value” means the sum, without duplication, of (i) Property Value, plus (ii) Acquisition Properties valued, with respect to each such Acquisition Property, at the higher of its acquisition cost (after taking into account any impairments) or its Property Value (assuming for purposes of such valuation that such Acquisition Property is a Stabilized Property), provided that once an Acquisition Property is valued at its Property Value, such Acquisition Property can no longer be valued by using its acquisition cost, plus (iii) all unrestricted cash of the Combined Parties, plus (iv) all Cash Equivalents of the Combined Parties, plus (v) all unrestricted tenant security deposits held by the Combined Parties, plus (vi) the aggregate of all amounts of the

Combined Parties incurred and paid with respect to Construction-in-Process and Eligible Land (after taking into account any impairments), plus (vii) all notes receivable of the Combined Parties valued at the lower of cost or market in accordance with GAAP and which are not more than 30 days past due or otherwise in default, plus (viii) all investments in (based on the actual cash investment in), directly or indirectly, unconsolidated entities holding real estate assets, plus (ix) Eligible Cash 1031 Proceeds, plus (x) the product of 5 multiplied by Net Income attributable to third-party property management agreements, for the most recent period of four (4) consecutive fiscal quarters, to the extent that payments thereunder are not more than 30 days past due or otherwise in default, which credit will be limited to 5% of Total Asset Value; provided that the aggregate credit to Total Asset Value from the investments described in clauses (vi) through (viii) above will be limited to 35% of Total Asset Value.

“Unencumbered Cash Flow Ratio” means, as of any date of determination, the ratio of (a) Adjusted NOI with respect to Unencumbered Properties for the fiscal quarter ending on such date to (b) Interest Expense on Unsecured Debt for the fiscal quarter ending on such date.

“Unencumbered Construction-in-Process” means all Construction-in-Process that is (i) wholly-owned by a Credit Party or an Eligible Subsidiary that is a Wholly-Owned Subsidiary of the Borrowers, (ii) not subject to a Lien or negative pledge other than (a) nonconsensual Permitted Liens and (b) Liens in favor of the Lenders to secure the Obligations, and (iii) not subject to a significant environmental release, Environmental Claim or other violation of Environmental Laws.

“Unencumbered Construction-in-Process and Eligible Land Value” means the sum of Unencumbered Construction-in-Process and Unencumbered Eligible Land, in each case valued at the lower of cost or market (after taking into account any impairments).

“Unencumbered Eligible Land” means all Eligible Land that is (i) wholly-owned or leased under an Eligible Ground Lease by a Credit Party or an Eligible Subsidiary that is a Wholly-Owned Subsidiary of the Borrowers, (ii) not subject to a Lien or negative pledge other than (a) nonconsensual Permitted Liens and the terms of any applicable Eligible Ground Lease and (b) Liens in favor of the Lenders to secure the Obligations, and (iii) not subject to a significant environmental release, Environmental Claim or other violation of Environmental Laws.

“Unencumbered Properties” means all Properties that are (i) wholly-owned or leased under an Eligible Ground Lease by a Credit Party or an Eligible Subsidiary that is a Wholly-Owned Subsidiary of the Borrowers, (ii) not subject to a Lien or Negative Pledge (and, if such Property is owned or leased by an Eligible Subsidiary, the Borrowers’ direct or indirect ownership interests in such Eligible Subsidiary are not subject to a Lien or Negative Pledge) other than (a) nonconsensual Permitted Liens and (b) Liens in favor of the Lenders to secure the Obligations, (iii) improved with a building that has received a certificate of occupancy, and (iv) not subject to a significant environmental release, Environmental Claim or other violation of Environmental Laws.

“Unencumbered Property Value” means the aggregate Property Value with respect to all Unencumbered Properties that are Stabilized Properties.

“Unencumbered Value” means the sum, without duplication, of (i) Unencumbered Property Value, plus (ii) Acquisition Properties that are Unencumbered Properties valued, with respect to each such Acquisition Property, at the higher of its acquisition cost (after taking into account any impairments) or its Property Value (assuming for purposes of such valuation that such Acquisition Property is a Stabilized Property), provided that once an Acquisition Property is valued at its Property Value, such Acquisition Property can no longer be valued by using its acquisition cost, plus (iii) Unencumbered Construction-in-Process and Eligible Land Value, plus (iv) the aggregate amount of unrestricted cash or Cash Equivalents of the Combined Parties, plus (v) Eligible Cash 1031 Proceeds, to the extent not subject to a Lien, plus (vi) all notes receivable of the Combined Parties valued at the lower of cost or market in accordance with GAAP and which are not more than 30 days past due or otherwise in default, to the extent not subject to a Lien, which credit will be limited to 5% of Unencumbered Value; provided that Unencumbered Construction-in-Process and Eligible Land Value shall not account for more than 20% of Unencumbered Value.

“Unsecured Debt” means the sum of all Funded Debt of the Combined Parties that was incurred, and continues to be outstanding, without granting a Lien to the creditor holding such Funded Debt; provided that all Funded Debt of the Combined Parties owing to the Lenders under this Credit Agreement and the Revolving Credit Agreement shall be considered to be Unsecured Debt even if a Lien has been granted in favor of the Lenders or the lenders party to any of the Revolving Credit Agreement.

“Unsecured Senior Debt Rating” means either (a) if BOP has issued unsecured, senior, long term, non-credit enhanced debt, the debt rating provided by S&P or Moody’s with respect to such unsecured, senior, long term, non-credit enhanced debt, or (b) if BOP has not issued unsecured, senior, long term, non-credit enhanced debt, the issuer rating for BOP provided by Moody’s or the corporate credit rating for BOP provided by S&P.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.13(g)(ii)(B)(iii).

“Wholly-Owned Subsidiary of the Borrowers” means a Subsidiary of a Borrower in which the Borrowers directly or indirectly own 100% of the equity interests (excluding those equity interests that are owned by other Persons in order to permit such Subsidiary to qualify as a REIT or for other necessary tax reasons, so long as the Borrowers directly or indirectly own at least 99% of the equity interests in such Subsidiary and control decisions regarding the sale and financing of all Properties owned by such Subsidiary).

“Withholding Agent” means the Borrowers and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2	Computation of Time Periods and Other Definition Provisions.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Credit Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided. References in this Credit Agreement to “during the term of this Credit Agreement” shall mean the period from the Effective Date to the earlier of the Maturity Date or the acceleration of the Loans pursuant to Section 9.2.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organization document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3	Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis, and excluding the effects of consolidation of investments in non‑wholly owned subsidiaries under Codification 810-10 of the Financial Accounting Standards Board.  All financial statements delivered to the Lenders hereunder shall be accompanied by a statement from the Borrowers that GAAP has not changed since the most recent financial statements delivered by the Borrowers to the Lenders or, if GAAP has changed, describing such changes in detail and explaining how such changes affect the financial statements.  All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements described in Section 5.1(k)); provided that, if the Borrowers notify the Administrative Agent that the Borrowers request an amendment to any provision of this Credit Agreement to eliminate the effect of any change in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision herein for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended.

1.4	Joint Venture Investments.

For purposes of calculating the financial covenants in Section 7.2 (including the definitions used therein), (a) NOI, Adjusted NOI, Annualized Modified Adjusted NOI, Property Value and Interest Expense shall be calculated, to the extent applicable, to include the pro-rata share (as determined by their respective percentage interests in the profits and losses of such joint venture) of results attributable to the Borrowers and their Subsidiaries from joint ventures and (b) Indebtedness and Funded Debt shall be calculated as follows: (i) if the Indebtedness of a joint venture is recourse to such Borrower (or Subsidiary), then the greater of (A) the amount of such Indebtedness or Funded Debt that is recourse to such Borrower (or Subsidiary), without duplication, or (B) the Borrower’s pro-rata share of such Indebtedness or Funded Debt as determined by its percentage interest in the profits and losses of such joint venture and (ii) if the Indebtedness of such joint venture is not recourse to such Borrower (or Subsidiary), then such Borrower’s (or Subsidiary’s) pro-rata share of such Indebtedness or Funded Debt as determined by its percentage interest in the profits and losses of such joint venture. For purposes of this Section 1.4, Indebtedness of a joint venture that is recourse to a Borrower or one of its Subsidiaries solely as a result of such Borrower (or Subsidiary) being a partner or member in such joint venture shall be treated as not recourse to such Borrower (or Subsidiary) as long as the only assets owned by such Borrower (or Subsidiary) are its equity interest in such joint venture and any contributed capital held to fund such equity interest.

SECTION 2.

CREDIT FACILITY

2.1	Loans.

(a)Term Loan Commitment. Subject to the terms and conditions set forth in this Credit Agreement, each Lender hereby severally and not jointly agrees to make a term loan in a single draw in Dollars (the “Loan” and collectively, the “Loans”) to the Borrowers on the Effective Date, in an amount equal to such Lender’s Commitment Percentage of the principal amount requested by the Borrowers.  The Loans may be subdivided into different tranches, but the aggregate amount of the Loans to be made hereunder shall not exceed the Committed Amount.  The Loans shall be made by the Lenders simultaneously and proportionately to their then respective Commitment Percentages, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Loan hereunder nor shall the Loans of any Lender be increased or decreased as a result of any such failure.  The Commitments shall expire on the date on which the Loans are made.

(b)[Reserved].

(c)Method of Borrowing for Loans.  By no later than 11:00 a.m. (i) one Business Day prior to the date of the requested borrowing of Base Rate Loans or (ii) three Business Days prior to the date of the requested borrowing of Eurodollar Loans, the Borrowers shall submit an irrevocable written Notice of Borrowing in the form of Exhibit 2.1(c) to the Administrative Agent setting forth (A) the amount requested, (B) whether such Loans shall be Base Rate Loans or Eurodollar Loans, (C) with respect to Eurodollar Loans, the Interest Period applicable thereto, (D) the purpose of the proceeds of the requested Loans, (E) a certification that the Borrowers have complied in all respects with Section 5.1 and Section 5.2 and (F) the date of borrowing.

(d)Funding of Loans.  Upon receipt of the Notice of Borrowing, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each Lender shall make its Commitment Percentage of the requested Loans available to the Administrative Agent by 1:00 p.m. on the date specified in the Notice of Borrowing by deposit, in Dollars, of immediately available funds to the Administrative Agent at its principal office in New York City, New York or at such other address as the Administrative Agent may designate in writing. The amount of the requested Loans will then be made available to the Borrowers by the Administrative Agent by crediting the account of the Borrowers on the books of such office of the Administrative Agent, to the extent the amount of such requested Loans are made available to the Administrative Agent.

No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Loans hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any Loan that such Lender does not intend to make available to the Administrative Agent its portion of the Loans to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Loans, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrowers, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrowers at the applicable rate for such Loan pursuant to the Notice of Borrowing and (ii) from such Lender at the Federal Funds Rate.

(e)Reduction or Termination of Committed Amount. Upon at least three Business Days’ notice to the Administrative Agent, the Borrowers shall have the right to permanently terminate or reduce the aggregate amount of the Committed Amount at any time prior to the date of borrowing of the Loans; provided that each partial reduction shall be in an aggregate amount at least equal to $5,000,000 and in integral multiples of $1,000,000 above such amount.  Any reduction in (or termination of) the Committed Amount shall be permanent and may not be reinstated. The Administrative Agent shall immediately notify the Lenders of any reduction in the Committed Amount and each Lender’s Commitment shall be reduced pro rata in accordance with each Lender’s Commitment Percentage.

(f)Continuations and Conversions. The Borrowers shall have the option with respect to any Loan, on any Business Day, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans, or to convert Eurodollar Loans into Base Rate Loans; provided, however, that (i) each such continuation or conversion must be requested by the Borrowers pursuant to a written Notice of Continuation/Conversion, in the form of Exhibit 2.1(f), in compliance with the terms set forth below, (ii) except as provided in Section 3.11, Eurodollar Loans may only be continued or converted on the last day of the Interest Period applicable thereto, (iii) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or Event of Default and (iv) any request to continue a Eurodollar Loan that fails to comply with the terms hereof or any failure to request a continuation of a Eurodollar Loan at the end of an Interest Period shall result in a conversion of such Eurodollar Loan to a Base Rate Loan on the last day of the applicable Interest Period. Each continuation or conversion must be requested by the Borrowers no later than 11:00 a.m. (A) one Business Day prior to the date for a requested conversion of a Eurodollar Loan to a Base Rate Loan or (B) three Business Days prior to the date for a requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, in each case pursuant to a written Notice of Continuation/Conversion submitted to the Administrative Agent (which shall promptly notify each of the Lenders) which shall set forth (x) whether the Borrowers wish to continue or convert such Loans and (y) if the request is to continue a Eurodollar Loan or convert a Loan to a Eurodollar Loan, the Interest Period applicable thereto.

(g)Minimum Amounts/Restrictions on Loans. Each request for a borrowing, conversion or continuation of a Loan shall be subject to the requirements that (i) each Eurodollar Loan shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 in excess thereof, (ii) each Base Rate Loan shall be in a minimum amount of $500,000, and (iii) no more than eight Eurodollar Loans shall be outstanding at any one time.  For the purposes of this Section 2.1(g), all Eurodollar Loans with the same Interest Periods beginning on the same date shall be considered as one Eurodollar Loan, but Eurodollar Loans with different Interest Periods, even if they begin or end on the same date, shall be considered as separate Eurodollar Loans.

(h)Notes. The Loans made by each Lender shall be evidenced by a duly executed promissory note of the Borrowers to each Lender in substantially the form of Exhibit 2.1(h).

2.2	[Reserved].
2.3	[Reserved].
2.4	Joint and Several Liability of the Borrowers.

(a)Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b)Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety, but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all of the Obligations arising under this Credit Agreement and the other Credit Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c)If and to the extent that either of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such Obligation.  Each Borrower further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the other Borrower for amounts so paid under this Credit Agreement until such time as the Lenders have been paid in full and all Commitments under this Credit Agreement have been terminated.

(d)The obligations of each Borrower under the provisions of this Section 2.4 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets.

(e)Except as otherwise expressly provided herein, to the extent permitted by law, each Borrower hereby waives notice of acceptance of its joint and several liability and of all extensions of credit to the Borrowers by the Lenders, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Credit Agreement), or of any presentment or demand for any payment under this Credit Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement and the benefit of any laws that exonerate or limit the liability of co-borrowers or sureties and any defenses provided by those laws. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Lenders at any time or times in respect of any default by either Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by the Administrative Agent or the Lenders in respect of any of the obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such obligations or the addition, substitution or release, in whole or in part, of either Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Administrative Agent or the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.4, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.4, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.4 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.4 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to either Borrower or a Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of either Borrower or any of the Lenders.

(f)The provisions of this Section 2.4 are made for the benefit of the Lenders and their successors and assigns, and may be enforced by them from time to time against either of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders first to marshal any of its claims or to exercise any of its rights against the other Borrower or to exhaust any remedies available to it against the other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.4 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of either of the Borrowers, or otherwise, the provisions of this Section 2.4 will forthwith be reinstated and in effect as though such payment had not been made.

(g)Notwithstanding any provision to the contrary contained herein or in any of the other Credit Documents, to the extent the obligations of either Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

2.5	Appointment of BOP.

BRT hereby appoints BOP to act as its agent for all purposes under this Credit Agreement (including, without limitation, with respect to all matters related to the borrowing and repayment of Loans) and agrees that (i) BOP may execute such documents on behalf of BRT as BOP deems appropriate in its sole discretion and BRT shall be obligated by all of the terms of any such document executed on its behalf, (ii) any notice or communication delivered by the Administrative Agent or the Lender to BOP shall be deemed delivered to BRT and (iii) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by BOP on behalf of BRT.  In addition, each of the Credit Parties hereby appoints BOP to act as its agent for all purposes of this Credit Agreement, the other Credit Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) BOP may execute such documents and provide such authorizations on behalf of such Credit Parties as BOP deems appropriate in its sole discretion and each Credit Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or a Lender to BOP shall be deemed delivered to each Credit Party and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by BOP on behalf of each of the Credit Parties.

2.6	Non-Recourse.

Notwithstanding anything herein to the contrary, no recourse shall be had against any past, present or future shareholder, officer, director or trustee of BRT for any obligation of the Credit Parties under the Credit Documents, or for any claim based thereon or otherwise in respect thereof; provided, however, that this Section 2.6 shall not restrict or limit any claim against any such Person arising out of or occurring with respect to fraud or any intentional misrepresentation or any act or omission that is willful or wanton or constitutes gross negligence or willful misconduct.

2.7	Incremental Commitments.

(a)The Borrowers may, by written notice to the Administrative Agent on two occasions during the period from the Closing Date to the date five Business Days prior to the Maturity Date, request incremental Commitments in an amount not less than $25,000,000 per request and not more than $150,000,000 in the aggregate from one or more additional Lenders (which may include any existing Lender, each, a “New Term Loan Lender”) willing to provide such incremental Commitments in their own discretion; provided, that each New Term Loan Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) unless such New Term Loan Lender is a Lender or an Affiliate of a Lender.  Such notice shall set forth (i) the amount of the incremental Commitments being requested, and (ii) the date on which such incremental Commitments are requested to become effective (the “Increased Amount Date”).  On any Increased Amount Date on which any such incremental Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender shall make a Loan to the Borrowers (a “New Term Loan”) in an amount equal to its incremental Commitment, and (ii) each New Term Loan Lender shall become a Lender hereunder with respect to such incremental Commitment and the New Term Loans made pursuant thereto.  The terms and provisions of the New Term Loans and the incremental Commitments shall be identical to the existing Loans.

(b)The Borrowers and each New Term Loan Lender shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence the incremental Commitment of such New Term Loan Lender.  Each of the parties hereto hereby agrees that, upon the effectiveness of any such documentation, this Credit Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the incremental Commitments and New Term Loans evidenced thereby (including adjusting the Commitment Percentages), and new Notes shall be issued and the Borrowers shall make such borrowings without the consent of the Lenders other than those Lenders with incremental Commitments.  The fees payable by the Borrowers upon any such incremental Commitments shall be agreed upon by the Administrative Agent, the New Term Loan Lenders and the Borrowers at the time of such increase.

Notwithstanding the foregoing, nothing in this Section 2.7 shall constitute or be deemed to constitute an agreement by any Lender to increase its Commitment hereunder.

(c)Notwithstanding the foregoing, no incremental Commitment shall become effective under this Section 2.7 unless (i) on the date of such effectiveness, the conditions set forth in Section 5.2 shall be satisfied assuming a Loan were then being made and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of BRT, (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant amendment or other documentation and, to the extent required by the Administrative Agent, consistent with those delivered on the Effective Date under Section 5.1 and such additional customary documents and filings as the Administrative Agent may reasonably require, and (iii) the Borrowers shall be in pro forma compliance with the covenants set forth in Section 7.2 after giving effect to such incremental Commitments, the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

(d)Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all New Term Loans, when originally made, are included in each borrowing of outstanding Loans on a pro rata basis.

SECTION 3.

GENERAL PROVISIONS APPLICABLE TO LOANS

3.1	Interest.

(a)Interest Rate. Subject to Section 3.1(b), all Base Rate Loans shall accrue interest at the Base Rate.  Subject to Section 3.1(b), all Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate.

(b)Default Rate of Interest. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the

Loans and any other amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at a per annum rate equal to four percent (4%) plus the rate which would otherwise be applicable (or if no rate is applicable, then the rate for Base Rate Loans plus four percent (4%) per annum), and when such default rate of interest is in effect, it shall continue to remain in effect both before and after the entry of any judgment; provided that unless the Loans have been accelerated, interest, including the default rate of interest, shall only be due and payable on the Interest Payment Dates.

(c)Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the succeeding Business Day, except that in the case of Eurodollar Loans where the succeeding Business Day falls in the succeeding calendar month, such Interest Payment Date shall be the preceding Business Day.

3.2	Place and Manner of Payments.

(a)General.  All payments of principal, interest, fees, expenses and other amounts to be made by a Borrower under this Credit Agreement shall be made by such Borrower unconditionally and without deduction for any counterclaim, defense, recoupment or setoff and received not later than 2:00 p.m. on the date when due, in Dollars and in immediately available funds, to the Administrative Agent at its offices in New York City, New York. Payments received after such time shall be deemed to have been received on the next Business Day. The Borrowers shall, at the time they make any payment under this Credit Agreement, specify to the Administrative Agent the Loans, fees or other amounts payable by the Borrowers hereunder to which such payment is to be applied (and in the event that they fail to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall, subject to Section 3.7, distribute such payment to the Lenders in such manner as the Administrative Agent may deem appropriate). The Administrative Agent will distribute any such payment to the Lenders on the day received if such payment is received prior to 2:00 p.m.; otherwise the Administrative Agent will distribute such payment to the Lenders on the next succeeding Business Day.  Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day.

(b)Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that a Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if a Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

A notice of the Administrative Agent to any Lender or a Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

3.3	Prepayments.

(a)Voluntary Prepayments. The Borrowers shall have the right to prepay the Loans, in whole or in part from time to time; provided, however, that (i) Eurodollar Loans may only be prepaid on three Business Days’ prior written notice to the Administrative Agent and any prepayment of Eurodollar Loans will be subject to Section 3.14, and (ii) (x) in the case of Eurodollar Loans, each such partial prepayment shall be in the minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof, or (y) in the case of Base Rate Loans, each such partial prepayment shall be in the minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof.  Amounts prepaid pursuant to this Section 3.3(a) may not be reborrowed.

(b)Mandatory Prepayments. If at any time after the Closing Date a Change of Control shall occur (the date on which such Change of Control occurs being the “Prepayment Date”), the Commitments shall terminate and reduce to zero and the Borrowers shall immediately prepay the Loans on the Prepayment Date as if the Prepayment Date were the Maturity Date.  The Borrowers shall make such prepayment on the Prepayment Date together with all accrued interest on the amount prepaid and any unpaid fees and expenses that are due and owing.  Amounts prepaid pursuant to this Section 3.3(b) may not be reborrowed.

(c)Application of Prepayments. All principal amounts paid pursuant to Section 3.3(a) shall be applied as directed by the Borrowers. All principal amounts paid pursuant to Section 3.3(a) the application of which has not been directed by the Borrowers and all principal amounts required to be paid pursuant to Section 3.3(b) shall be applied first to Base Rate Loans, then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments hereunder shall be subject to Section 3.14; provided that prepayments required to be made pursuant to Section 3.3(b) that repay a Eurodollar Loan within 30 days of the last day of its Interest Period shall not be subject to Section 3.14.

3.4	Fees.

(a)[Reserved].

(b)Administrative Fees. The Borrowers agree to pay to the Administrative Agent, for its own account, an annual fee as agreed to between the Borrowers and the Administrative Agent in the Fee Letter.

3.5	Payment in full at Maturity.

On the Maturity Date, the entire outstanding principal balance of all Loans, together with accrued but unpaid interest and all other sums owing with respect thereto, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.2.

3.6	Computations of Interest and Fees.

(a)Except for Base Rate Loans bearing interest based on the Prime Rate, which shall be calculated on the basis of a 365 or 366 day year as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing (or continuation or conversion), but exclude the date of payment.

(b)It is the intent of the Lenders and the Borrowers to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrowers or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

3.7	Pro Rata Treatment.

Except to the extent otherwise provided herein, each Loan borrowing, each payment or prepayment of principal of any Loan, each payment of fees (other than fees payable pursuant to Section 3.4), and each conversion or continuation of any Loan, shall (except as otherwise provided in Section 3.11) be allocated pro rata among the Lenders in accordance with the respective Commitment Percentages of the Lenders (or, if the Commitments of the Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans and Participation Interests of the Lenders); provided that, if any Lender shall have failed to pay its applicable pro rata share of any Loan, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.7 shall instead be payable to the Administrative Agent until the share of such Loan not funded by such Lender has been repaid; provided further, that in the event any amount paid to any Lender pursuant to this Section 3.7 is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, at the Base Rate plus two percent (2%) per annum.

3.8	Sharing of Payments.

The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means (other than (a) in connection with an assignment pursuant to Section 3.15 or Section 11.3 or (b) any payment made by any Borrower pursuant to or in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly (i) notify the Administrative Agent of such fact and (ii) pay in cash or purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrowers agree that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the

Administrative Agent or any other Lender an amount payable by such Lender to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim.

3.9	Capital Adequacy.

If, after the date hereof, any Lender has determined that any Change in Law regarding capital or liquidity requirements or ratios would have the effect of reducing the rate of return on such Lender’s (or parent corporation’s) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender, or its parent corporation, could have achieved but for such Change in Law (taking into consideration such Lender’s (or parent corporation’s) policies with respect to capital adequacy and liquidity), then, within 10 days after receipt of notice from such Lender to the Borrowers and the Administrative Agent, the Borrowers shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender (or parent corporation) on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such reduction. Each determination by any such Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the parties hereto. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

3.10	Inability To Determine Interest Rate.

(a)If (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Loan, or (B) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i) (A) above, “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (y) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods), and (z) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans (subject to clause (z) above) in the amount specified therein.

Notwithstanding the foregoing, unless Section 3.10(b) is applicable, if the Administrative Agent has made the determination described in clause (i) (A) of this section, the Administrative Agent, in consultation with the Borrowers and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrowers written notice thereof.

(b)Notwithstanding anything to the contrary in this Credit Agreement or any other Credit Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrowers) that the Borrowers or Required Lenders (as applicable) have determined, that:

(i)adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary: or

(ii)the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or

(iii)syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrowers may amend this Credit Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming

Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Credit Agreement.

As used above:

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definitions of Base Rate or Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrowers).

3.11	Illegality.

Notwithstanding any other provision herein, if any Change in Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to perform any of its obligations hereunder or to make or maintain Eurodollar Loans as contemplated by this Credit Agreement, (a) such Lender shall promptly give written notice of such circumstances to the Borrowers and the Administrative Agent (which notice shall be promptly withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Base Rate Loan to Eurodollar Loans shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Loan is requested and (c) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.14; provided that no such payments shall be required if the conversion of a Eurodollar Loan occurs within 30 days of the last day of the Interest Period of such Eurodollar Loan.

3.12	Requirements of Law.

If any Change in Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(a)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(b)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Adjusted Eurodollar Rate hereunder; or

(c)shall impose on such Lender or the London interbank market any other condition, cost or expense (excluding any Taxes);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrowers from such Lender, through the Administrative Agent, in accordance herewith, the Borrowers shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified) for such increased cost or reduced amount receivable, provided that, in any such case, the Borrowers may elect to convert the Eurodollar Loans made by such Lender hereunder to Base Rate Loans by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Borrowers shall promptly pay to such Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 3.14. If any Lender becomes entitled to claim any additional amounts pursuant to Section 3.9 or this Section 3.12, it shall provide prompt notice thereof to the Borrowers, through the Administrative Agent, certifying (x) that one of the events described in Section 3.9 or this Section 3.12 has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to Section 3.9 or this Section 3.12 submitted by such Lender, through the Administrative Agent, to the Borrowers shall be conclusive and binding on the parties hereto in the absence of manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased cost or reductions, and of such Lender’s intention to claim compensation therefor (except, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.13	Taxes.

(a)[Reserved].

(b)Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers under any Credit Document shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Borrowers.  The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it or any Lender for the payment of, any Other Taxes.

(d)Indemnification by the Borrowers.  The Borrowers shall  indemnify each Recipient, within 10 days after Borrower’s receipt of written notice of demand therefor together with a certificate specifying the amount of such payment or liability (with a copy to the Administrative Agent), for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this

Section) payable or paid by such Recipient (whether directly or pursuant to Section 3.13(e)) or required to be withheld or deducted from a payment to such Recipient and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  The Borrowers shall indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.13(e) below.

(e)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.3(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 3.13, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.13(g) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the applicable Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)executed originals of IRS Form W-8ECI;

(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) substantially in the form of Exhibit 3.13-1 and (y) executed originals of IRS Form W-8BENE (or W-8BEN, as applicable); or

(iv)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.13-2 or Exhibit 3.13-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.13-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.13 (including by the payment of additional amounts pursuant to this Section 3.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to, or to file for or pursue any refund of Taxes on behalf of, the indemnifying party or any other Person.

(i)Survival.  Each party’s obligations under this Section 3.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

3.14	Compensation.

Except as expressly set forth in Section 3.3(c), the Borrowers promise to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrowers in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrowers have given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by the Borrowers in making any prepayment of a Eurodollar Loan after the Borrowers have given a notice thereof in accordance with the provisions of this Credit Agreement and (c) any continuation, conversion, payment or prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification shall be calculated by the Administrative Agent and shall include, without limitation, an amount equal to (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein minus (ii) the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. The agreements in this Section 3.14 shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder. Notwithstanding the foregoing, any prepayment of a Eurodollar Loan made hereunder (as a result of a mandatory requirement of this Credit Agreement) within thirty (30) days of the end of the Interest Period with respect to such Eurodollar Loan, shall not be subject to this Section 3.14.

3.15	Mitigation; Mandatory Assignment.

(a)Designation of a Different Lending Office. Each Lender may make any Loan to the Borrowers through any lending office, provided that the exercise of this option shall not affect the obligation of the Borrowers to repay the Loan in accordance with the terms of this Credit Agreement. If any Lender requests compensation under Section 3.12, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.13, then such Lender shall (at the request of the Borrowers, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches  or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would  eliminate or reduce amounts payable pursuant to Section 3.12 or 3.13, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders.  In the event a Lender makes a request to the Borrowers for additional payments in accordance with Sections 3.9, 3.10, 3.11, 3.12, 3.13 or 3.14 or a Lender becomes a Defaulting Lender, then, provided that no Default or Event of Default has occurred and is continuing at such time and such Lender has declined or is unable to designate another lender office in accordance with Section 3.15(a), the Borrowers may, at their own expense (such expense to include any transfer fee payable to the Administrative Agent under Section 11.3(b) and any expense pursuant to Section 3.14), and in their sole discretion, require such Lender to transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms and conditions of Section 11.3(b)), all of its interests, rights and obligations under this Credit Agreement to an Eligible Assignee which shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (a) such assignment shall not conflict with any law, rule or regulation or order of any court or other governmental authority and (b) the Borrowers or such assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Loans hereunder held by such assigning Lender and all other amounts owed to such assigning Lender hereunder, including amounts owed pursuant to Sections 3.9 through 3.14. Notwithstanding such assignment, and without limiting any other provision of this Credit Agreement, such assigning Lender shall continue to benefit from the provisions of Sections 3.9, 3.12, 3.13 and 11.5 with respect to the period before the effectiveness of such assignment.

SECTION 4.

[RESERVED]

SECTION 5.

CONDITIONS PRECEDENT

5.1	Closing Conditions.

The obligation of the Lenders to enter into this Credit Agreement and make the initial Extensions of Credit is subject to satisfaction of the following conditions:

(a)Executed Credit Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Credit Agreement; (ii) the Notes; and (iii) all other Credit Documents required to be delivered on or before the Effective Date, each in form and substance reasonably acceptable to the Administrative Agent in its sole discretion.

(b)Partnership Documents. With respect to each Credit Party that is a partnership, receipt by the Administrative Agent of the following:

(i)Partnership Agreements. Certified copies of the partnership agreement of such Credit Party, together with all amendments thereto.

(ii)Certificates of Good Standing or Existence. A certificate of good standing or existence for such Credit Party issued as of a recent date by its state of organization and each other state where the failure to qualify or be in good standing could have a Material Adverse Effect.

(c)Corporate Documents. With respect to each Credit Party that is a corporation, if applicable, receipt by the Administrative Agent of the following:

(i)Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of such Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

(ii)Bylaws. A copy of the bylaws of such Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

(iii)Good Standing. Copies of certificates of good standing, existence or their equivalent with respect to such Credit Party certified as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing could have a Material Adverse Effect.

(d)Limited Liability Company Documents. With respect to each Credit Party that is a limited liability company, if applicable, receipt by the Administrative Agent of the following:

(i)Certificate of Formation. A copy of the certificate of formation of such Credit Party certified to be true and complete by the appropriate Governmental Authority of the state or jurisdiction of its formation and certified by the sole or managing member of such Credit Party to be true and correct as of the Closing Date.

(ii)Operating Agreement. A copy of the Operating Agreement of such Credit Party certified by the sole or managing member of such Credit Party to be true and correct as of the Closing Date.

(iii)Good Standing. Copies of certificates of good standing, existence or their equivalent with respect to such Credit Party certified as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of formation and each other jurisdiction in which the failure to so qualify and be in good standing could have a Material Adverse Effect.

(e)Trust Documents.  With respect to BRT, receipt by the Administrative Agent of the following:

(i)Declaration of Trust. A copy of the Declaration of Trust of BRT certified to be true and complete by the appropriate Governmental Authority of the state or jurisdiction of its formation and certified by the secretary of BRT to be true and correct as of the Closing Date.

(ii)Bylaws. A copy of the Bylaws of BRT certified by the trustee of BRT to be true and complete as of the Closing Date.

(iii)Resolutions. Copies of the resolutions of the Board of Trustees of BRT approving and adopting the Credit Documents to which it and each Credit Party is a party, the transactions contemplated therein and authorizing execution and delivery thereof by and on behalf of itself and each Credit Party.

(iv)Good Standing. Copies of certificates of good standing, existence or their equivalent with respect to BRT certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of formation and each other jurisdiction in which the failure to so qualify and be in good standing could have a Material Adverse Effect.

(v)Incumbency. An incumbency certificate with respect to each of the Credit Parties, certified by a secretary or assistant secretary of BRT to be true and correct as of the Closing Date.

(f)[Reserved]

(g)[Reserved]

(h)Opinion of Counsel. Receipt by the Administrative Agent of opinions (which shall cover, among other things, authority, legality, validity, binding effect and enforceability), satisfactory to the Administrative Agent, addressed to the Administrative Agent and the Lenders and dated as of the Effective Date, from legal counsel to the Credit Parties.

(i)Material Adverse Effect. There shall not have occurred a change since December 31, 2017 that has had or could reasonably be expected to have a Material Adverse Effect.

(j)Litigation. There shall not exist any pending or threatened action, suit, investigation or proceeding in any court or before any arbitrator or Governmental Authority against a Credit Party or any of its Subsidiaries that would have or would reasonably be expected to have a Material Adverse Effect.

(k)Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrowers on behalf of the Credit Parties as of the Closing Date stating that (i) the Credit Parties and each of their Subsidiaries are in compliance with all existing material financial obligations, (ii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority that purports to affect a Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could have or could be reasonably expected to have a Material Adverse Effect, (iii) the financial statements and information included in the Borrowers’ Form 10-K report for the year ended December 31, 2017 and the Form 10-Q Report for the quarter ended June 30, 2018 were prepared in good faith and using reasonable assumptions and (iv) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated herein and therein to occur on such date, (A) each of the Credit Parties is Solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (D) the Credit Parties and their Subsidiaries are in compliance as of June 30, 2018, and will be in compliance on a Pro Forma Basis, using the most recently available financial statements and adjusting for any impairments and any capital markets events since the date of such financial statements, as of the Effective Date, with each of the financial covenants set forth in Section 7.2.

(l)Fees and Expenses. Payment by the Borrowers of all fees and expenses owed by them to the Lenders and the Administrative Agent, including, without limitation, payment to the Administrative Agent of the fees set forth herein and in the Fee Letter.

(m)Consents and Approvals. All governmental, shareholder, partner, member and third-party consents and approvals necessary or, in the opinion of the Administrative Agent, desirable in connection with the Extensions of Credit and the transactions contemplated under the Credit Documents shall have been duly obtained and shall be in full force and effect, and a copy of each such consent or approval shall have been delivered to the Administrative Agent.

(n)Absence of Guarantors for Other Debt.  Receipt by the Administrative Agent of a certificate of a Responsible Officer of the Borrowers confirming the absence of guaranties provided by the Subsidiaries of the Borrowers pursuant to the Indenture.

(o)KYC Information.  (i) Upon the reasonable request of any Lender made at least five (5) days prior to the Closing Date, the Borrowers shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least five (5) days prior to the Closing Date.

(ii)At least five (5) days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Borrower.

(p)Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably and timely requested by any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Credit Parties and their Subsidiaries.

5.2	Conditions to All Extensions of Credit.

In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make Loans unless:

(a)Delivery of Notice. The Borrowers shall have delivered a Notice of Borrowing, duly executed and completed, by the time specified in Section 2.1.

(b)Representations and Warranties. The representations and warranties made by the Credit Parties in any Credit Document shall be true and correct in all material respects (or true and correct in all respects in the case of any representation or warranty qualified by materiality, Material Adverse Effect or other similar qualifier) at and as if made as of such date except to the extent they expressly and exclusively relate to an earlier date.

(c)No Default. No Default or Event of Default shall exist or be continuing either prior to or after giving effect thereto.

(d)Restrictions on Loans. After giving effect to the making of the requested Loan, the Borrowers shall be in compliance with the terms of Section 2.1(g).

(e)No Legal Impediments.  No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Administrative Agent shall not have received any notice that litigation is pending or threatened which is likely to, (i) enjoin, prohibit or restrain such Extension of Credit or (ii) impose or result in the imposition of a Material Adverse Effect.

The delivery of each Notice of Borrowing shall constitute a representation and warranty by the Borrowers of the correctness of the matters specified in subsections (b), (c), and, if applicable, (d) above.

SECTION 6.

REPRESENTATIONS AND WARRANTIES

Each of the Borrowers hereby represents to the Administrative Agent and each Lender that:

6.1	Financial Condition.

The financial statements described in Section 5.1(k) and those delivered to the Lenders pursuant to Section 7.1(a) and (b): (a) have been prepared in accordance with GAAP (subject, in the case of quarterly financial statements, to changes resulting from audit and normal year-end audit adjustments) and (b) present fairly the consolidated financial condition, results of operations and cash flows of the Borrowers and their Subsidiaries as of such date and for such periods.  Since June 30, 2018, there has been no sale, transfer or other disposition by any Borrower or any of its Subsidiaries of any material part of the business or property of the Borrowers and their Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any capital stock or other equity interests of any other Person) material in relation to the consolidated financial condition of the Borrowers and their Subsidiaries, taken as a whole, in each case, which, is not (i) reflected in the most recent financial statements described in Section 5.1(k) or delivered to the Lenders pursuant to Section 7.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Credit Agreement.

6.2	No Material Change.

Since December 31, 2014, there has been no development or event relating to or affecting a Combined Party which has had or would be reasonably expected to have a Material Adverse Effect.

6.3	Organization and Good Standing.

Each Borrower and each Material Subsidiary (a) is either a partnership, a corporation, a limited liability company or a REIT duly organized or formed, validly existing and in good standing under the laws of the state (or other jurisdiction) of its organization or formation, (b) is duly qualified and in good standing as a foreign partnership, a foreign corporation, a foreign limited liability company or a foreign REIT and authorized to do business in every other jurisdiction where the failure to be so qualified, in good standing or authorized would have or would reasonably be expected to have a Material Adverse Effect and (c) has the power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

6.4	Due Authorization.

Each Credit Party (a) has the power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party and to incur the obligations herein and therein provided for and to consummate the transactions contemplated herein and therein and (b) is duly authorized, and has been authorized by all necessary action, to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party and to consummate the transactions contemplated herein and therein.

6.5	No Conflicts.

Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated herein and therein, nor the performance of or compliance with the terms and provisions hereof and thereof by a Credit Party will (a) violate or conflict with any provision of its or its Material Subsidiaries’ organizational or governing documents, (b) violate, contravene or materially conflict with any Requirement of Law or any other law, regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it or its Material Subsidiaries, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it or any of its Material Subsidiaries is a party or by which it or its Material Subsidiaries may be bound, the violation of which would have or would be reasonably expected to have a Material Adverse Effect, or (d) result in or require the creation of any Lien upon or with respect to its or its Material Subsidiaries’ properties.

6.6	Consents.

Except for consents, approvals, authorizations and orders that have been obtained, and filings, registrations and qualifications that have been made, no consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party in respect of any Credit Party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents by such Credit Party or the consummation of the transactions contemplated herein and therein.

6.7	Enforceable Obligations.

This Credit Agreement and the other Credit Documents to which it is a party have been duly executed and delivered and constitute legal, valid and binding obligations of each Credit Party enforceable against such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

6.8	No Default.

No Combined Party is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred or exists except as previously disclosed in writing to the Lenders.

6.9	Ownership.

Each Borrower and each of its Subsidiaries is the owner or ground-lessee of, and has good and marketable fee or leasehold title to, all of its respective assets and none of such assets is subject to any Lien other than Permitted Liens.

6.10	Indebtedness.

The Borrowers and their Subsidiaries have no Indebtedness except as otherwise permitted by this Credit Agreement.

6.11	Litigation.

There are no actions, suits or legal, equitable, arbitration or administrative proceedings or investigations, pending or, to the knowledge of any Borrower, threatened, against a Combined Party which (a) would have or would be reasonably expected to have a Material Adverse Effect or (b) involve the Credit Documents.

6.12	Taxes.

Each Borrower, and each of its Subsidiaries, has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and has paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.  No Borrower is aware of any material proposed tax assessments against it or any of its Subsidiaries.

6.13	Compliance with Law.

Each Combined Party is in compliance with all Requirements of Law and all other laws, rules, regulations, orders and decrees (including without limitation Environmental Laws) applicable to it, or to its properties, unless such failure to comply would not have or would not be reasonably expected to have a Material Adverse Effect. No Requirement of Law would be reasonably expected to cause a Material Adverse Effect.

6.14	Compliance with ERISA.

Except as would not result in or be reasonably expected to result in a Material Adverse Effect:

(a)During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best of each Borrower’s, each Subsidiary of a Borrower’s and each ERISA Affiliate’s knowledge, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no Lien in favor or the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b)The actuarial present value of all “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan’s most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.

(c)No Borrower, Subsidiary of a Borrower or ERISA Affiliate has incurred, or, to the best of each such party’s knowledge, is reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. No Borrower, Subsidiary of a Borrower or ERISA Affiliate would become subject to any withdrawal liability under ERISA if any such party were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No Borrower, Subsidiary of a Borrower or ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best of each such party’s knowledge, reasonably expected to be in reorganization, insolvent, or terminated.

(d)No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any Borrower, any Subsidiary of a Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Borrower, any Subsidiary of a Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(e)No Borrower, Subsidiary of a Borrower or ERISA Affiliate has material liability with respect to “expected post-retirement benefit obligations” within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

6.15	Organization Structure/Subsidiaries.

As of the Closing Date, (a) Schedule 6.15 is a complete and accurate organization chart of the Combined Parties, and (b) no Borrower has any Subsidiaries or owns an interest, directly or indirectly, in any joint venture, except as set forth on Schedule 6.15. The outstanding equity interest of all Subsidiaries of the Borrowers are validly issued, fully paid and non-assessable and are owned by the Borrowers free and clear of all Liens. Schedule 6.15 shall be updated as of the end of each fiscal quarter as set forth in Section 7.1(c).  Each owner of an Unencumbered Property, Unencumbered Construction-in-Process or Unencumbered Eligible Land is a Credit Party or an Eligible Subsidiary.

6.16	Use of Proceeds; Margin Stock.

The proceeds of the Loans will be used solely for the purposes specified in Section 7.10. None of the proceeds of the Loans will be used in a manner that would violate Regulation U, Regulation X, or Regulation T. No proceeds of the Loans will be used for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders (or other equity owners), as appropriate, of such Person has approved such acquisition.

6.17	Government Regulation.

No Borrower, nor any of its Subsidiaries, is an “investment company” as defined in, or subject to regulation under the Investment Company Act of 1940, as amended. No director, executive officer or principal shareholder of a Borrower or any of its Subsidiaries is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms “director,” “executive officer” and “principal shareholder” (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation O.

6.18	Environmental Matters.

(a)Except as would not have or be reasonably expected to have a Material Adverse Effect:

(i)Each of the Properties and all operations at the Properties are in material compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Properties or the businesses operated by a Credit Party or any of its Subsidiaries (the “Businesses”), and there are no conditions relating to the Businesses or Properties that would be reasonably expected to give rise to liability under any applicable Environmental Laws.

(ii)No Borrower, nor any of its Subsidiaries, has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials or compliance with Environmental Laws with regard to any of the Properties or the Businesses, nor does any Borrower or any of its Subsidiaries have knowledge that any such notice is being threatened.

(iii)Hazardous Materials have not been transported or disposed of from the Properties, or generated, treated, stored or disposed of at, on or under any of the Properties or any other location, in each case by, or on behalf or with the permission of, any Borrower or any of its Subsidiaries in a manner that would reasonably be expected to give rise to liability under any applicable Environmental Law.

(iv)No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Borrower or any of its Subsidiaries, threatened, under any Environmental Law to which any Borrower or any of its Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Borrower or any of its Subsidiaries, the Properties or the Businesses, in any amount reportable under the federal Comprehensive Environmental Response, Compensation and Liability Act or any analogous state law, except releases in compliance with all Environmental Laws.

(v)There has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations (including, without limitation, disposal) of a Borrower or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Businesses except in compliance with Environmental Laws.

(vi)None of the Properties contains, or to the best knowledge of the Borrowers and their Subsidiaries has previously contained, any Hazardous Materials at, on or under the Properties in amounts or concentrations that, if released, constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(vii)No Borrower, nor any of its Subsidiaries, has assumed any liability of any Person (other than a Borrower) under any Environmental Law.

(b)Each Borrower, and each of its Subsidiaries, has adopted procedures that are designed to (i) ensure that each such party, any of its operations and each of the properties owned or leased by such party remains in compliance with applicable Environmental Laws and (ii) minimize any liabilities or potential liabilities that each such party, any of its operations and each of the properties owned or leased by each such party may have under applicable Environmental Laws.

6.19	Solvency.

Each Credit Party, is and, after consummation of the transactions contemplated by this Credit Agreement, will be Solvent.

6.20	[Reserved].
6.21	Location of Properties.

As of the Closing Date, set forth on Schedule 6.21 is (a) a list of all Properties (with street address, county and state where located) and the owner of such Property and (b) a list of all Unencumbered Properties. Schedule 6.21 shall be updated as of the end of each fiscal quarter as set forth in Section 7.1(c).

6.22	Disclosure.

Neither this Credit Agreement nor any financial statements delivered to the Lenders nor any other document, certificate or statement furnished to the Lenders by or on behalf of any Borrower or its Subsidiaries in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading in light of the circumstances in which made; provided, however, that the Borrowers make no representation or warranty regarding the information delivered pursuant to Section 7.1(i).

6.23	Licenses, etc.

The Combined Parties have obtained, and hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the operation of their respective businesses as presently conducted, except where the failure to obtain the same would not have or would not reasonably be expected to have a Material Adverse Effect.

6.24	No Burdensome Restrictions.

No Combined Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, would have or would be reasonably expected to have a Material Adverse Effect.

6.25	Eligible Subsidiaries.

Each Subsidiary of the Borrowers which owns or ground-leases any Property that is treated as Unencumbered Property, Unencumbered Construction-in-Process or Unencumbered Eligible Land under this Credit Agreement is either an Eligible Subsidiary or a Guarantor.  Schedule 6.25 sets forth a list of all Eligible Subsidiaries which own or ground-lease any Property that is treated as Unencumbered Property, Unencumbered Construction-in-Process or Unencumbered Eligible Land under this Credit Agreement as of the Closing Date.  Schedule 6.25 shall be updated as of the end of each fiscal quarter as set forth in Section 7.1(c).

6.26	OFAC.

No Borrower, nor any of their Subsidiaries, nor, to the knowledge of a Borrower and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

6.27	Anti-Corruption Laws.

The Borrowers and their Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

6.28	EEA Financial Institutions.

No Credit Party is an EEA Financial Institution.

6.29	Beneficial Ownership Certification.

As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

SECTION 7.

AFFIRMATIVE COVENANTS

Each Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Obligations have been paid in full and the Commitments hereunder shall have terminated:

7.1	Information Covenants.

The Borrowers will furnish, or cause to be furnished, to the Administrative Agent and, except as otherwise set forth in this Section, each of the Lenders:

(a)Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each fiscal year of the Borrowers, a consolidated balance sheet and income statement of the Borrowers and their Subsidiaries as of the end of such fiscal year, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures as of the end of and for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any manner.  Delivery by the Borrowers to the Administrative Agent of BRT’s annual report to the Securities and Exchange Commission on Form 10-K with respect to any fiscal year shall be deemed to be compliance by the Borrowers with this Section 7.1(a) (it being agreed that such annual report shall be deemed delivered on the date that (i) such report on Form 10-K is posted on the website of the Securities and Exchange Commission at www.sec.gov or on the website of the Borrowers at www.brandywinerealty.com and (ii) the Borrowers have provided the Administrative Agent and the Lenders with written notice of such posting).

(b)Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each fiscal quarter of the Borrowers (other than the fourth fiscal quarter), a consolidated balance sheet and income statement of the Borrowers and their Subsidiaries, as of the end of such fiscal quarter, together with related consolidated statements of operations and retained earnings and of cash flows for such fiscal quarter in each case setting forth in comparative form consolidated figures for (A) the corresponding quarter end and quarterly period of the preceding fiscal year and (B) management’s proposed budget for such period, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of a Responsible Officer of BRT to the effect that such quarterly financial statements fairly present in all material respects the financial condition and results of operations of the Borrowers and their Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments. The information required pursuant to this subsection (b) shall be delivered in both electronic and printed form.  Delivery by the Borrowers to the Administrative Agent of BRT’s quarterly report to the Securities and Exchange Commission on Form 10-Q with respect to any fiscal quarter shall be deemed to be compliance by the Borrowers with this Section 7.1(b) (it being agreed that such quarterly report shall be deemed delivered on the date that (i) such report on Form 10-Q is posted on the website of the Securities and Exchange Commission at www.sec.gov or on the website of the Borrowers at www.brandywinerealty.com and (ii) the Borrowers have provided the Administrative Agent and the Lenders with written notice of such posting).

(c)Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b), a certificate of a Responsible Officer of BRT, substantially in the form of Exhibit 7.1(c), (i) demonstrating whether there has been compliance with the financial covenants contained in Section 7.2 by calculation thereof as of the end of each such fiscal period, including such detail and supporting documentation as reasonably requested by the Administrative Agent (and in the case of Section 7.2(d) and Section 7.2(e), indicating the number of fiscal quarters for which such ratio has exceeded 0.60 to 1.0), (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrowers propose to take with respect thereto, (iii) providing information regarding dividends and redemption of shares in a manner to demonstrate compliance with Section 8.7 and (iv) updating Schedule 6.15, Schedule 6.21 and Schedule 6.25, as appropriate. Such certificate shall be delivered in both electronic and printed form.

(d)Accountant’s Certificate. Within the period for delivery of the annual financial statements provided in Section 7.1(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default under Section 7.2 and, if any such Default or Event of Default exists, specifying the nature and extent thereof.

(e)Annual Information and Projections. Within 30 days after the end of each fiscal year of the Borrowers, all such financial information regarding the Borrowers and their Subsidiaries and specifically regarding the Properties, as the Administrative Agent shall reasonably request, including, but not limited to, partnership, limited liability company and joint venture agreements, property cash flow projections, property budgets, actual and budgeted capital expenditures, operating statements (current year and immediately preceding year, if the Property existed as a Property in the immediately preceding year), mortgage information, rent rolls, lease expiration reports, leasing status reports, notes payable summary, bullet notes summary, equity funding requirements, contingent liability summary, lines of credit summary, lines of credit collateral summary, wrap notes and notes receivable summary, schedule of outstanding letters of credit, summary of cash and Cash Equivalents, projection of management and leasing fees and overhead budgets.

(f)Auditor’s Reports. Promptly upon receipt thereof, a copy of any “management letter” submitted by independent accountants to any Borrower or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Borrower or any of its Subsidiaries.

(g)Reports. Promptly, (i) and in any case within five (5) days of receipt or transmission thereof, copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as any Borrower or any of its Subsidiaries shall send to its shareholders, members or partners generally, (ii) and in any case within ten (10) days of filing thereof, copies of all income tax returns filed by a Borrower and (iii) upon the written request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters; provided, however, that if any such transmissions are done electronically, the Borrowers shall instead promptly notify the Administrative Agent of same and provide information on how to retrieve such information.

(h)Notices. Upon a Borrower obtaining knowledge thereof, such Borrower will give written notice to the Administrative Agent (which shall promptly forward such notice to the Lenders) immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrowers propose to take with respect thereto, (ii) the occurrence of any of the following with respect to any Credit Party or any of its Subsidiaries: (A) the pendency or commencement of any litigation or arbitral or governmental proceeding against any Borrower or any of its Subsidiaries which if adversely determined would have or would be reasonably expected to have a Material Adverse Effect, or (B) the institution of any proceedings against any Borrower or any of its Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for, violation, or alleged violation, of any federal, state or local law, rule or regulation, including, but not limited to, Environmental Laws, the violation of which would have or would be reasonably expected to have a Material Adverse Effect, and (iii) the occurrence of any enforcement or notice to enforce a completion guaranty and within five Business Days thereafter provide evidence that the remaining costs to complete the applicable project are covered by a construction loan and/or surety bond.

(i)ERISA. Upon a Borrower or any ERISA Affiliate obtaining knowledge thereof, the Borrowers will give written notice to the Administrative Agent promptly (and in any event within five Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect; in each case together, with a description of any such event or condition or a copy of any such notice and a statement by a Responsible Officer of the Borrowers briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by such Borrower, Subsidiary or ERISA Affiliate with respect thereto. Promptly upon request, the Borrowers shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(j)Environmental.

(i)Subsequent to a notice from any Governmental Authority that would reasonably cause concern or during the existence of an Event of Default, and upon the written request of the Administrative Agent, the Borrowers will furnish or cause to be furnished to the Administrative Agent, at the Borrowers’ expense, an updated report of an environmental assessment of reasonable scope, form and depth, including, where appropriate, invasive soil or groundwater sampling, by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Hazardous Materials on any Property and as to the

compliance by the Borrowers with Environmental Laws. If the Borrowers fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for same, and the Borrowers hereby grant to the Administrative Agent and its representatives access to the Properties and a license of a scope reasonably necessary to undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Borrowers on demand and added to the Obligations.

(ii)Each of the Borrowers and their Subsidiaries will conduct and complete all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Hazardous Materials on, from, or affecting any Property to the extent necessary to be in compliance with all Environmental Laws and all other applicable federal, state, and local laws, regulations, rules and policies and with the orders and directives of all Governmental Authorities exercising jurisdiction over such Property to the extent any failure would have or would be reasonably expected to have a Material Adverse Effect.

(k)On-going Obligation. Promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

(l)Other Information. With reasonable promptness upon any such request, such other information regarding the Properties or regarding the business, assets or financial condition of the Credit Parties and their Subsidiaries as the Administrative Agent or any Lender may reasonably request.

7.2	Financial Covenants.

(a)[Reserved.]

(b)Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the end of each fiscal quarter of the Combined Parties, shall be greater than or equal to 1.5 to 1.0.

(c)[Reserved].

(d)Leverage Ratio.  The Leverage Ratio, as of the end of each fiscal quarter of the Combined Parties, shall be less than or equal to 0.60 to 1.0; provided that such ratio may exceed 0.60 to 1.0 as of the end of up to four (4) fiscal quarters of the Combined Parties during the term of this Credit Agreement (whether or not consecutive) so long as such ratio does not exceed 0.65 to 1.0.

(e)Unsecured Debt Limitation.  At the end of each fiscal quarter of the Combined Parties, the ratio of Unsecured Debt to Unencumbered Value shall be less than or equal to 0.60 to 1.0; provided that such ratio may exceed 0.60 to 1.0 as of the end of up to four (4) fiscal quarters of the Combined Parties during the term of this Credit Agreement (whether or not consecutive) so long as such ratio does not exceed 0.65 to 1.0.

(f)Secured Debt Ratio. The Secured Debt Ratio, as of the end of each fiscal quarter of the Combined Parties, shall be less than or equal to 0.40 to 1.0.

(g)Unencumbered Cash Flow Ratio. The Unencumbered Cash Flow Ratio, as of the end of each fiscal quarter of the Combined Parties, shall be greater than or equal to 1.75 to 1.0.

7.3	Preservation of Existence.

Each of the Borrowers will do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority and the existence, rights, franchises and authority of the Material Subsidiaries, except as permitted by Section 8.4. Without limiting the generality of the foregoing, BRT will do all things necessary to maintain its status as a REIT.

7.4	Books and Records.

Each of the Borrowers will, and will cause its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

7.5	Compliance with Law.

Each of the Borrowers will, and will cause its Subsidiaries to, comply in all material respects with all material laws, rules, regulations and orders, and all applicable material restrictions imposed by all Governmental Authorities, applicable to it and its property (including, without limitation, Environmental Laws and ERISA).

7.6	Payment of Taxes and Other Indebtedness.

Each of the Borrowers will, and will cause its Subsidiaries to, pay, settle or discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that a Borrower or any of its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose on a Lien on an Unencumbered Property securing such amounts (unless no Default or Event of Default would exist after giving effect to the disposition of such Unencumbered Property) or (ii) would have a Material Adverse Effect.

7.7	Insurance.

Each of the Borrowers will, and will cause its Subsidiaries to, at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

7.8	Maintenance of Assets.

Each of the Borrowers will, and will cause its Subsidiaries to, maintain and preserve its Properties and all other assets in good repair, working order and condition, normal wear and tear excepted, and will make, or cause to be made, in the Properties and other assets, from time to time, all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.

7.9	Performance of Obligations.

Each of the Borrowers will, and will cause its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

7.10	Use of Proceeds.

The Borrowers will use the proceeds of the Loans solely for general working capital purposes and other general corporate purposes, including the funding of acquisitions and the repayment of Indebtedness under the Revolving Credit Agreement, the Existing Credit Agreement and other Indebtedness.

7.11	Audits/Inspections.

Upon reasonable notice and during normal business hours, each Borrower will, and will cause its Subsidiaries to, permit representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys and appraisers to visit and inspect such Borrower’s or other Combined Party’s property, including, without limitation, the Properties, its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders, and to discuss all such matters with the officers, employees and representatives of the Borrowers, their Subsidiaries and any other Combined Party.

7.12	Additional Credit Parties.

(a)At any time a Subsidiary of the Borrowers that (1) is not a Credit Party becomes the owner (or ground lessee under an Eligible Ground Lease) of Property that the Borrowers determine to treat as an Unencumbered Property, Unencumbered Eligible Land

or Unencumbered Construction-in-Process and (2) is not an Eligible Subsidiary, the Borrowers shall notify the Administrative Agent and promptly thereafter (but in any event within 30 days after such event) such Subsidiary shall: (i) execute a Guaranty in substantially the form of Exhibit 7.12(a) and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, information regarding the real property owned by such Person, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent.  It is understood and agreed that in the event any Subsidiary provides a Guaranty hereunder, it may also guaranty Indebtedness under the Revolving Credit Agreement and the Indenture.

(b)BOP may designate as guarantors of the Obligations one or more limited partners of BOP (“Additional Guarantors”); provided that the Administrative Agent and each Lender shall have reasonably satisfied itself with respect to “know your customer” and applicable Anti-Corruption Laws and Sanctions in respect of any such proposed Guarantor. The guarantees executed by the Guarantors pursuant to this Section 7.12(b) (“Additional Guarantees”) shall not exceed $75,000,000 in the aggregate.  The Additional Guarantees shall be guarantees of collection and not guarantees of payment, shall be in substantially the same form of Exhibit 7.12(b) (or such other form as is reasonably acceptable to the Administrative Agent), shall otherwise be reasonably acceptable to the Administrative Agent, and shall be acknowledged by the Administrative Agent, effective upon their execution by the Additional Guarantors.  To evidence the Lenders’ acceptance thereof, the Lenders hereby authorize the Administrative Agent to accept such Additional Guarantees on their behalf in accordance with this Section 7.12(b).  No Additional Guarantee shall affect the obligations of the Borrowers hereunder.  In the absence of an Event of Default, the Lenders irrevocably authorize the Administrative Agent, upon receipt of a certificate from a Responsible Officer, to release any Additional Guarantor from its obligations under its Additional Guarantee at the sole discretion of the Administrative Agent.

7.13	Anti-Corruption Laws.

Each Borrower will conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance with such laws.

7.14	Construction.

With respect to any construction and development engaged in by the Combined Parties, the Borrowers shall or shall cause another Person to: (a) comply with all applicable regulations and codes and (b) complete all such construction and development in accordance with approved plans and specifications.

7.15	Changes to Financial Covenants.

The Borrowers shall notify the Administrative Agent in writing prior to entering into any amendment or modification of the Revolving Credit Agreement pursuant to which amendment the Borrowers agree to changes to the financial covenants, including changes to any of the related defined terms used in connection therewith, contained therein which notice (each a “Covenant Change Notice”) shall set forth the financial covenants as proposed to be so changed.  The Administrative Agent shall provide to the Lenders a copy of any such Covenant Change Notice and the Required Lenders shall have the option at any time within 45 days following the Administrative Agent’s receipt of a Covenant Change Notice to require that the financial covenants contained in this Agreement be correspondingly amended and modified so as to conform in whole to the changed covenants as described in such Covenant Change Notice.  If the Administrative Agent notifies the Borrowers that the Required Lenders have elected to require such conforming changes, each of the Borrowers hereby agrees promptly to execute and deliver any and all amendments hereto and to take all such further action as the Administrative Agent may reasonably deem necessary or appropriate to effectuate the provisions of this Section 7.15.

SECTION 8.

NEGATIVE COVENANTS

Each Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Obligations have been paid in full and the Commitments hereunder shall have terminated:

8.1	Indebtedness.

No Borrower will, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a)Indebtedness arising under this Credit Agreement and the other Credit Documents, and Indebtedness under the Revolving Credit Agreement;

(b)Indebtedness in respect of current accounts payable and accrued expenses incurred in the ordinary course of business; and

(c)Other Indebtedness as long as, prior to and after giving effect thereto, the Borrowers are otherwise in compliance with the terms of this Credit Agreement.

provided that the Borrowers shall not permit any Subsidiary of a Borrower that is the owner (or ground-lessee) of a Property that is treated as an Unencumbered Property, an Unencumbered Construction-in-Process or Unencumbered Eligible Land under this Credit Agreement to contract, create, incur, assume or permit to exist (“Incur”) any Recourse Indebtedness unless such Subsidiary becomes a Guarantor as required pursuant to Section 7.12(a), and if such Subsidiary does Incur such Recourse Indebtedness, but does not become a Guarantor, all Property owned or ground-leased by such Subsidiary shall cease to qualify as an Unencumbered Property, an Unencumbered Construction-in-Process or Unencumbered Eligible Land.

8.2	Liens.

No Borrower will, nor will it permit any of its Material Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to any of its Properties or any other assets of any kind (whether real or personal, tangible or intangible), whether now owned or after acquired, except for Permitted Liens.

8.3	Nature of Business.

No Borrower will, nor will it permit any of its Subsidiaries to, alter the character of its business from that conducted as of the Closing Date or engage in any business other than the business conducted as of the Closing Date.

8.4	Consolidation and Merger.

No Borrower will, nor will it permit any of its Material Subsidiaries to, enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that notwithstanding the foregoing provisions of this Section 8.4, (a) (i) any Person may merge into a Borrower in a transaction in which such Borrower is the surviving Person; (ii) any Person may merge into any Material Subsidiary in a transaction in which the surviving entity is a Material Subsidiary; and (iii) any Material Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Borrower or to another Material Subsidiary; provided that in each case the Borrowers execute and deliver such documents, instruments and certificates as the Administrative Agent may reasonably request and after giving effect thereto no Default or Event of Default exists; (b) upon prior written notification to the Administrative Agent, any Material Subsidiary of a Borrower may be dissolved or liquidated so long as (1) after giving effect thereto no Default or Event of Default exists, and (2) the Borrowers shall execute and deliver such documents, instruments and certificates as the Administrative Agent may reasonably request; and (c) upon prior written notification to the Administrative Agent, as long as no Default or Event of Default exists, a Material Subsidiary of a Borrower that has no assets and no revenues may be dissolved or liquidated.

8.5	Sale or Lease of Assets.

(a)No Property may be conveyed, sold, leased, transferred or otherwise disposed of unless, after giving effect thereto, no Default or Event of Default exists.

(b)No equity interest in any Guarantor or Eligible Unencumbered Property Subsidiary may be conveyed, sold, transferred or otherwise disposed of unless, after giving effect thereto, no Default or Event of Default exists.  Upon the disposition of an equity interest in a Guarantor in conformance with the terms hereof, if after the disposition of such equity interest such Guarantor no longer qualifies as the owner of any Unencumbered Properties, the Lenders agree to release such Guarantor from its obligations hereunder, and the Lenders hereby consent to the Administrative Agent executing and delivering such releases as necessary to give effect to such agreement.

8.6	[Intentionally Omitted.]

8.7	Restricted Payments.

BOP will not, directly or indirectly, declare or pay any dividends or make any other distribution upon any of its shares of beneficial interests or any shares of its capital stock of any class or with respect to any of its membership or partnership interests; provided that BOP may pay dividends or make distributions attributable to any period of four (4) consecutive fiscal quarters in an amount not to exceed, in the aggregate, the greater of (i) 95% of Funds From Operations attributable to such period or (ii) the minimum amount necessary for BRT to maintain its status as a REIT.  Neither the Borrowers nor their Subsidiaries will repurchase any capital stock or shares of beneficial interest (including the repurchase of stock or shares of beneficial interest that is retired, cancelled or terminated) or other ownership interests (including options, warrants and stock appreciation rights) if a Default or Event of Default exists or would occur after giving effect thereto.

8.8	Transactions with Affiliates.

No Borrower will, nor will it permit any of its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, trustee, shareholder, Subsidiary or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, trustee, shareholder, Subsidiary or Affiliate.

8.9	Fiscal Year; Organizational Documents.

No Borrower will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year or (b) change its articles or certificate of incorporation, its bylaws, its declaration of trust, its limited liability company agreement, its articles or certificate of partnership or partnership agreement or any other organization or formation documents in any manner that would have an adverse effect of the rights of the Lenders under the Credit Documents; provided that (i) BRT may take such action, with prior written notice to the Administrative Agent, as is necessary to maintain its status as a REIT and (ii) the Borrowers will provide prompt written notice to the Administrative Agent of any change to be made in compliance with the terms of this Section 8.9.

8.10	Limitations.

No Borrower will, nor will it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to pay any Indebtedness owed to the Borrowers; provided that a Subsidiary of a Borrower (which is not itself a Credit Party) that obtains financing may agree with the provider of such financing to restrict repayments of intercompany Indebtedness owing to the Borrowers.

8.11	Other Negative Pledges.

The Borrowers will not, and will not permit any of their Material Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien (a “Negative Pledge”) upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, other than (i) as provided under the Credit Documents or under the Revolving Credit Agreement, (ii) restrictions on Secured Indebtedness and Unsecured Indebtedness set forth in the Indenture (iii) an agreement by a Borrower or one of its Subsidiaries with a joint venture partner not to pledge its equity interest in such joint venture, (iv) an agreement by a Borrower or one of its Subsidiaries in a mortgage or joint venture agreement to restrict Liens on a particular property which is not an Unencumbered Property or on the equity interests in any particular entity which is not a Borrower or a Material Subsidiary, (v) customary restrictions in leases, subleases, licenses and asset sale or acquisition agreements relating to the assets subject thereto, and (vi) covenants contained in agreements relating to Unsecured Indebtedness permitted by Section 8.1 to the extent that such restrictions are not materially more restrictive to the Borrowers than the covenants contained in this Credit Agreement and so long as such Unsecured Indebtedness is not guaranteed by any Persons that do not guarantee the Obligations; provided, however, that an agreement that conditions a Person’s ability to grant a Lien upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

8.12	Sanctions.

The Borrowers will not, directly or indirectly, use the proceeds of any Extension of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise) of Sanctions.

8.13	Anti-Corruption Laws.

The Borrowers will not, directly or indirectly, use the proceeds of any Extension of Credit for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

SECTION 9.

EVENTS OF DEFAULT

9.1	Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)Payment. The Borrowers shall default in the payment (i) when due of any principal amount of any Loans or (ii) within three days of when due of any interest on the Loans or any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

(b)Representations. Any representation, warranty or statement made or deemed to be made by any Borrower or any of its Subsidiaries herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made or delivered.

(c)Covenants.  Any Borrower or any of its Subsidiaries shall:

(i)default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.3, 7.10, 7.11, 7.12, 7.14, 7.15 or 8.1 through 8.13 inclusive; or

(ii)default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1 and such default shall continue unremedied for a period of five Business Days after the earlier of a Borrower becoming aware of such default or notice thereof given by the Administrative Agent; or

(iii)default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) or (ii) of this Section 9.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of a Borrower becoming aware of such default or notice thereof given by the Administrative Agent.

(d)Other Credit Documents. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents and such default shall continue unremedied for a period of at least 30 days after the earlier of a Borrower becoming aware of such default or notice thereof given by the Administrative Agent or (ii) any Credit Document (or any provision of any Credit Document) shall fail to be in full force and effect or any Borrower or any of its Subsidiaries shall so assert or any Credit Document shall fail to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby.

(e)Bankruptcy, etc. The occurrence of any of the following with respect to any Borrower or any of its Significant Subsidiaries: (i) a court or Governmental Authority having jurisdiction in the premises shall enter a decree or order for relief in respect of any Borrower or any of its Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any Borrower or any of its Significant Subsidiaries or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against any Borrower or any of its Significant Subsidiaries and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) any Borrower or any of its Significant Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) any Borrower or any of its Significant Subsidiaries shall be generally unable or shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

(f)Defaults under Other Agreements. With respect to any Recourse Indebtedness (other than Indebtedness outstanding under this Credit Agreement) of any Borrower or any of its Subsidiaries in an aggregate principal amount equal to or in excess of $50,000,000, (i) a Borrower or one of its Subsidiaries shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Recourse Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance of any term, covenant or agreement relating to such Recourse Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Recourse Indebtedness (or a trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) any such Recourse Indebtedness to become due prior to its stated maturity; or (ii) any such Recourse Indebtedness shall be declared due and payable, or required to be prepaid, repurchased or redeemed other than by a regularly scheduled required prepayment, repurchase or redemption prior to the stated maturity thereof; or (iii) any such Indebtedness shall mature and remain unpaid.

(g)Judgments. One or more judgments, orders, or decrees shall be entered against any one or more of any Borrower or any of its Subsidiaries involving a liability of $25,000,000 or more, in the aggregate (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage), and such judgments, orders or decrees (i) are the subject of any enforcement proceeding commenced by any creditor or (ii) shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (A) the last day on which such judgment, order or decree becomes final and unappealable or (B) 20 days.

(h)ERISA Events. The occurrence of any of the following events or conditions, unless such event or occurrence would not have or be reasonably expected to have a Material Adverse Effect: (1) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate in favor of the PBGC or a Plan; (2) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (3) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (4) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which a Borrower, any Subsidiary of a Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(i)REIT Status. BRT does not maintain its REIT status or is no longer deemed to be a REIT.

(j)Invalidity of Credit Documents.  Any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than in accordance with the terms hereof or thereof, or satisfaction in full of all the Obligations, is revoked, terminated, cancelled or rescinded, without the prior written approval of the requisite Lenders as specified in Section 11.6; or any Credit Party commences any legal proceeding at law or in equity to contest, or make unenforceable, cancel, revoke or rescind any of the Credit Documents, or any court or any other Governmental Authority of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Credit Documents is illegal, invalid or unenforceable as to any material terms thereof.

(k)Revolving Credit Agreement. An “Event of Default” as defined in the Revolving Credit Agreement shall occur and be continuing.

9.2	Acceleration; Remedies.

Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived in writing by the Required Lenders (or the Lenders as may be required hereunder), the Administrative Agent shall, upon the request and direction of the Required Lenders, by written notice to the Borrowers, take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrowers, except as otherwise specifically provided for herein:

(a)Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b)Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by a Borrower to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

(c)Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights and remedies against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid fees, and all other indebtedness or Obligations owing to the Lenders hereunder shall automatically and immediately become due and payable without presentment, demand, protest or the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Borrowers.

Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

9.3	Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Credit Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

SECOND, to payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents;

FOURTH, to the payment of all accrued fees and interest payable to the Lenders hereunder;

FIFTH, to the payment of the outstanding principal amount of the Loans;

SIXTH, to all other Obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding

Loans held by such Lender bear to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH,” “FIFTH,” and “SIXTH” above.

SECTION 10.

AGENCY PROVISIONS

10.1	Appointment and Authority.

Each of the Lenders hereby irrevocably appoints PNC Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 10 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrowers nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3	Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative

Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)

shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.6) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall not be deemed to have knowledge of any Default (other than a Default under Section 9.1(a) (with respect to principal, interest and fees)) unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons.  The exculpatory provisions of this Section 10 shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.6	Resignation of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent (i) is a Defaulting Lender pursuant to clause (d) of the definition thereof or (ii) engages in gross negligence or willful misconduct in the performance of its duties under the Credit Documents, as determined by a court of competent jurisdiction by a final and non-appealable judgment, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.13(i) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 10 and Section 11.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Credit Documents, including (x) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (y) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

10.7	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Agent-Related Persons and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Agent-Related Persons and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.8	No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the  Arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender  hereunder.

10.9	Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers). PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts). PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts). PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in. administration of and performance of the Loans, the Commitments and this Credit Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in. administration of and performance of the Loans, the Commitments and this Credit Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)ln addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i)none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Credit Document or any documents related to hereto or thereto).

(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in. administration of and performance of the Loans, the Commitments and this Credit Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21 (c)(l)(i)(A)-(E).

(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations).

(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in. administration of and performance of the Loans, the Commitments and this Credit Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Credit Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Credit Agreement.

(c)The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Credit Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans, or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, upfront fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 11.

MISCELLANEOUS

11.1	Notices.

(a)Generally.  Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device), (iii) the Business Day following the day on which the same has been delivered prepaid or on an invoice arrangement to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 11.1 or as otherwise provided.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient), provided that such notice is confirmed by delivery via overnight courier or postal service as required above.  Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or a Borrower may, in its discretion, agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent (or a Borrower, in the case of notice to it) otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)Change of Address, etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)Platform.

(i)The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”) in accordance with its obligations under Section 11.17.

(ii)The Platform is provided “as is” and “as available.”  The Agent-Related Persons do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent-Related Person in connection with the Communications or the Platform.  Except as provided in Section 11.11, in no event shall the Administrative Agent or any of the Agent-Related Persons have any liability to the Borrowers, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of a Borrower pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

(iii)Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials to the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.17); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(e)Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Notices of Borrowing and Notices of Continuation/Conversion) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Lender and the officers, directors, employees, agents and Affiliates of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.2	Right of Set-Off.

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Borrower or its Subsidiaries against obligations and liabilities of such Borrower to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto.  The Borrowers hereby agree that any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Section 11.3(c) or 3.8 may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

11.3	Benefit of Agreement.

(a)Generally.  This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that none of the Borrowers may assign and transfer any of its interests, rights or obligations under any Credit Document (except as permitted by Sections 8.4 or 8.5) without the prior written consent of the Administrative Agent and all of the Lenders (and any attempt at such assignment or transfer without such consent shall be null and void); and provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in subsections (b) and (c) of this Section 11.3.  Notwithstanding the above (including anything set forth in subsections (b) and (c) of this Section 11.3), nothing herein shall restrict, prevent or prohibit any Lender from (A) pledging or assigning a security interest in its rights hereunder or under its Notes, if any, to secure obligations of such Lender, including any pledge or assignment to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, or (B) granting assignments or participations in such Lender’s Loans and/or Commitments hereunder to its parent company and/or to any Affiliate of such Lender or to any existing Lender or Affiliate thereof.  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the officers, directors, employees, agents and Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)Assignments.  In addition to the assignments permitted by Section 11.3(a), each Lender may, with the prior written consent of the Borrowers and the Administrative Agent (provided that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or during the existence and continuation of an Event of Default), which consent shall not be unreasonably withheld or delayed, assign all or a portion of its rights and obligations hereunder pursuant to an assignment agreement substantially in the form of Exhibit 11.3 to one or more Eligible Assignees; provided that the Borrowers shall be deemed to have consented to any such assignment unless the Borrowers shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and provided further that (i) any such assignment shall be in a minimum aggregate amount of $5,000,000 of the Loans and Commitments and in integral multiples of $5,000,000 above such amount (or the remaining amount of Loans and Commitments held by such Lender) unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent, (ii) each such assignment shall be of a constant, not varying, percentage of all of the assigning Lender’s rights and obligations under the Loans and Commitments being assigned and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Persons to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.  Any assignment hereunder shall be effective upon satisfaction of the conditions set forth above and delivery to the Administrative Agent of a duly executed assignment agreement together with a transfer fee of $3,500 payable to the Administrative Agent for its own account. Upon the effectiveness of any such assignment, the assignee shall become a “Lender” for all purposes of this Credit Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder to the extent of the Loans and Commitment components being assigned.  The Borrowers agree that upon notice of any assignment to an assignee that was not theretofore a Lender, they will promptly provide to such assignee a new Note.  Each Lender agrees that, in the event it assigns all of its Commitment hereunder, it shall promptly return the Note or Note(s) executed by the Borrowers in its favor.

By executing and delivering an assignment agreement in accordance with this Section 11.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the assignee warrants that it is an Eligible Assignee; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of any Borrower or its Subsidiaries or the performance or observance by any Credit Party of any of its obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assigning Lender and such assignee each represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Credit Documents; (vi) such assignee appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (d) below, from and after the effective date specified in each assignment agreement, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such assignment agreement, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment agreement, be released from its obligations under this Credit Agreement (and, in the case of an assignment agreement covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.9, 3.12, 3.13 and 3.14 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)Participations.  Each Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell, transfer or grant participations in all or any part of such Lender’s interests and obligations hereunder to one or more banks or other entities (other than the Borrowers, their Affiliates and Subsidiaries, or a Defaulting Lender)(a “Participant”); provided that (i) such selling Lender shall remain a “Lender” for all purposes under this Credit Agreement (such selling Lender’s obligations under the Credit Documents remaining unchanged) and the Participant shall not constitute a Lender hereunder, and the Borrowers, the Administrative Agent and the other Lenders shall continue to deal exclusively with such selling Lender, and (ii) no such Participant shall have, or be granted, rights to approve any amendment or waiver relating to this Credit Agreement or the other Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or fees in respect of any Loans in which the Participant is participating or increase any Commitments with respect thereto, or (B) postpone the date fixed for any payment of principal (including the extension of the final maturity of any Loan or the date of any mandatory prepayment, other than pursuant to Section 3.5), interest or fees in which the Participant is participating.  In the case of any such participation, the Participant shall not have any rights under this Credit Agreement or the other Credit Documents (the Participant’s rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with such Lender creating such participation) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation; provided, however, that such Participant shall be entitled to receive additional amounts under Sections 3.9, 3.12, 3.13 and 3.14 to the same extent that the Lender from which such Participant acquired its participation would be entitled to the benefit of such cost protection provisions (it being understood that the Participant shall be required to provide the documentation required under Section 3.13(g) as if it were a Lender and that the Participant shall be subject to the provisions of Section 3.15 regarding mitigation as if it were a Lender).

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each

Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)The Administrative Agent, acting solely for this purpose as agent of the Borrowers, shall maintain at the Administrative Agent’s office at the Agency Services Address a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.4	No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrowers and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.  Any waiver of any provision of this Credit Agreement or consent to any departure by the Borrowers therefrom shall be effective only in the specific instance and for the purpose for which given.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.2 for the benefit of all the

Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.2 (subject to the terms of Section 3.8), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 3.8. any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.5	Payment of Expenses; Indemnification.

The Borrowers jointly and severally agree to: (a) pay all reasonable out-of-pocket costs and expenses of (i) each Agent-Related Person in connection with (A) the negotiation, preparation, execution and delivery, syndication and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of counsel to the Administrative Agent) and (B) any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrowers under this Credit Agreement, and (ii) the Agent-Related Persons and the Lenders in connection with (A) enforcement or protection of rights under the Credit Documents and the documents and instruments referred to herein and therein (including any workouts or restructurings), including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Agent-Related Persons and each of the Lenders, and (B) any bankruptcy or insolvency proceeding of a Borrower or any of its Subsidiaries, and (b) indemnify the Agent-Related Persons, each Lender and its officers, directors, employees, representatives, Affiliates and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Agent-Related Person or any Lender is a party thereto) related to (i) the entering into and/or performance of any Credit Document or any Loan or the use of proceeds of any Extensions of Credit or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct on the part of the Person to be indemnified, as determined by a court of competent jurisdiction by a final and non-appealable judgment), (ii) any Environmental Claim and (iii) any claims for Non-Excluded Taxes.  To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required above to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Agent-Related Person, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Agent-Related Person, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Agent-Related Person acting for the Administrative Agent (or any such sub-agent), in connection with such capacity.

11.6	Amendments, Waivers and Consents.

Subject to Section 3.10(b) and the last paragraph of this Section 11.6, neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Borrowers and acknowledged by the Administrative Agent; provided that no such amendment, change, waiver, discharge or termination shall without the written consent of each Lender affected thereby:

(a)extend the final maturity of any Loan or any portion thereof or postpone any other date fixed for any payment of principal;

(b)reduce the rate or extend the time of payment of interest thereon or fees hereunder (provided that only the consent of the Required Lenders shall be necessary (x) to amend the default rate of interest in Section 3.1(b) or to waive the obligation of the Borrowers to pay interest at such default rate or (y) to amend any financial covenant (or any defined term directly or indirectly used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder;

(c)reduce or waive the principal amount of any Loan;

(d)change the Commitment of a Lender from the amount thereof in effect, other than pursuant to an assignment permitted under Sections 3.5 or 11.3(b) or any reduction of the Commitments by the Borrowers pursuant to Section 2.1(e) (it being understood that the making of incremental Commitments described in Section 2.7 shall require only the consent of those Lenders making such incremental Commitments);

(e)release either Borrower from its obligations, or release all or substantially all of the Guarantors from their obligations, under the Credit Documents; provided that the Administrative Agent may release a Guarantor in accordance with Section 8.5 or in accordance with Section 11.19 and the Administrative Agent may release an Additional Guarantor in accordance with Section 7.12(b);

(f)amend, modify or waive any provision of this Section 11.6 or Section 3.7, 3.8, or 9.1(a), or any provision of any Credit Document which, by its express terms, requires the consent, approval, agreement or satisfaction of all of the Lenders;

(g)reduce any percentage specified in, or otherwise modify, the definition of Required Lenders; or

(h)consent to the assignment or transfer by any Credit Party of any of its rights and obligations under (or in respect of) the Credit Documents other than any assignment or transfer by a Guarantor permitted under this Credit Agreement.

If any amendment, waiver or consent with respect to the Credit Documents has been delivered in writing to a Lender by the Administrative Agent, and such amendment, waiver or consent requires only the approval of the Required Lenders to become effective, then such Lender shall have ten Business Days from the date of receipt of such amendment, waiver or consent to respond thereto.  Failure of a Lender to timely respond to such amendment, waiver or consent shall be deemed an approval by such Lender of such amendment, waiver or consent.

No provision of Section 10 or any other provision that affects the rights and duties of the Administrative Agent may be amended or modified without the consent of the Administrative Agent.

The right of any Defaulting Lender to approve or disapprove any amendment, waiver or consent hereunder shall be limited as set forth in Section 11.9(c).

Any increase in the Committed Amount pursuant to Section 2.7 hereof, shall be effective only after obtaining the consent of each of the Lenders electing to increase its respective Commitment and no other consent by any Lender not electing to increase its Commitment shall be required for any such increase in the Committed Amount.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

If, in connection with any proposed amendment, change, waiver, discharge or termination of this Credit Agreement as contemplated by this Section 11.6, the consent of the Required Lenders is obtained, but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more Eligible Assignees identified by the Borrowers pursuant to Section 3.15 (as if each such non-consenting Lender had made a request referred to in Section 3.15) and Section 11.3 so long as at the time of such replacement each such new Lender consents to the proposed amendment, change, waiver, discharge or termination.

In addition, notwithstanding anything in this Section 11.6 to the contrary, if the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

11.7	Counterparts/Electronic Execution.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of executed counterparts by telecopy or other electronic imaging means (e.g, “pdf” or “tif”) shall be as effective as an original and shall constitute a representation that an original will be delivered.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby (including without limitation assignment and assumptions, amendments or other modifications, Notices of Borrower, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

11.8	Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9	Defaulting Lender.

Notwithstanding any provision of this Credit Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)[Intentionally Omitted];

(b)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this

Credit Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Credit Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder; any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 11.9(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c)notwithstanding anything to the contrary set forth herein, the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.6) and no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders); provided that any waiver, amendment or modification that increases the Commitment of a Defaulting Lender, forgives all or any portion of the principal amount of any Loan or interest thereon owing to a Defaulting Lender, reduces the Applicable Percentage on the underlying interest rate owing to a Defaulting Lender or extends the Maturity Date shall require the consent of such Defaulting Lender.

11.10	Survival of Indemnification and Representations and Warranties.

All indemnities set forth herein (including Section 11.5) and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the resignation of the Administrative Agent, the replacement of any Lender and the repayment of the Loans and other Obligations and the termination of the Commitments hereunder.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.11	Governing Law; Jurisdiction.

(a)THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York and any appellate court from any thereof, and, by execution and delivery of this Credit Agreement, each Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of such courts. Each Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective 15 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against a Borrower in any other jurisdiction. Each Borrower agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; provided that nothing in this Section 11.11(a) is intended to impair a Borrower’s right under applicable law to appeal or seek a stay of any judgment.

(b)Each Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

11.12	Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.13	Times of Day; Rates.

All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise.  The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

11.14	Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.15	Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.16	Binding Effect.

(a)This Credit Agreement shall become effective at such time as all of the conditions set forth in Section 5.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrowers and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns.

(b)This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, interest, fees and other Obligations have been paid in full and all Commitments have been terminated.  Upon termination, the Borrowers shall have no further obligations (other than the indemnification provisions that survive) under the Credit Documents; provided that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Obligations.

11.17	Confidentiality.

(a)Each Lender agrees that it will use its reasonable best efforts to keep confidential and to cause any representative designated under Section 7.11 to keep confidential any non-public Information (as defined below) from time to time supplied to it under any Credit Document; provided, however, that nothing herein shall prevent the disclosure of any such Information to (a) the extent a Lender in good faith believes such disclosure is required by Requirement of Law or by any subpoena or similar legal process, (b) counsel for a Lender or to its accountants and other advisors, (c) bank examiners, auditors or comparable Persons or any regulatory body having jurisdiction over a Lender or its Affiliates (including any self-regulating authority), (d) any Affiliate of a Lender (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (e) any other Lender, or any assignee, transferee or participant, or, (i) any potential assignee, transferee or participant, of all or any portion of any Lender’s rights under this Credit Agreement who is notified of the confidential nature of the Information or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations; provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 11.3 or other provisions at least as restrictive as this Section 11, (f) any other Person in connection with any litigation to which any one or more of the Lenders is a party (g) any other Person to whom disclosure of such Information a Lender believes is necessary or appropriate in its reasonable judgment in connection with the exercise of remedies or enforcement of rights hereunder; and provided further that no Lender shall have any obligation under this Section 11.17 to the extent any such Information becomes available on a non-confidential basis from a source other than a Borrower or its Subsidiaries or that any Information becomes publicly available other than by a breach of this Section 11.17, (h) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent-Related Person or any Lender, (i) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (j) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (k) with the consent of a Borrower or (l) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the a Lender Party or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower.  “Information” means all information received from the Borrowers or their Subsidiaries relating to the Borrowers, any such Subsidiary or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or such Subsidiary and other than information pertaining to this Credit Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers or such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)Each Lender acknowledges that Information as defined in Section 11.17(a) furnished to it pursuant to this Credit Agreement may include material non-public information concerning the Borrowers and their related parties and their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and Applicable Law, including Federal and state securities laws.

(c)All Information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to, or in the course of administering this Credit Agreement will be syndicate-level information, which may contain material non-public information about the Borrowers and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive Information that may contain material non-public information in accordance with its compliance procedures and Applicable Law.

(d)The provisions of this Section 11.17 shall survive the full repayment of amounts due and the termination of this Credit Agreement for a period of one (1) year.

11.18	Further Assurances.

The Borrowers agree, upon the request of the Administrative Agent, to promptly take such actions as are necessary to carry out the intent of this Credit Agreement and the other Credit Documents.

11.19	Release of Guarantors.

If a Guarantor no longer qualifies as the owner of Unencumbered Properties or becomes an Eligible Subsidiary, then, as long as no Default or Event of Default exists after giving effect to such event, the Lenders agree to release such Guarantor from its obligations hereunder.  The Lenders irrevocably authorize the Administrative Agent, upon receipt of a certificate from a Responsible Officer and a legal opinion of counsel regarding the requirements set forth in the first sentence of this Section 11.19, to release any Guarantor from its obligations under the Guaranty. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.19.

11.20	USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Act.  Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.21	Limitation on Liability.

Each Borrower waives any right to assert or make any claim against any Lender or the Administrative Agent for (or to sue any Lender or the Administrative Agent upon any claim for) any special, indirect, incidental, punitive or consequential damages in respect of any breach or wrongful conduct (whether the claim is based on contract, tort or duty imposed by law) in connection with, arising out of or in any way related to this Credit Agreement, any other Credit Document or the transactions contemplated hereby or thereby, or any act, omission or event in connection therewith.  No indemnitee referred to in Section 11.5 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent arising from such indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment.

11.22	No Fiduciary Duty.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrowers, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each Borrower and the other Credit Parties have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrowers and each other Credit Party are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrowers, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the

Borrowers, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrowers and each other Credit Party hereby waive and release any claims that they may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions

.

Solely to the extent any Lender or Issuing Lender that is an EEA Financial Institution is a party to this Credit Agreement and notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i) reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement, or any other Credit Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

11.24	Transitional Arrangements

.

(a)Existing Credit Agreement Superseded.  This Credit Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this Section 11.24.  On the Effective Date, the rights and obligations of the parties under each of the Existing Credit Agreement and the “Notes” defined therein shall be subsumed within and be governed by this Credit Agreement and the Notes issued hereunder; provided however, that any of the “Obligations” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall, for purposes of this Credit Agreement, be Obligations hereunder.  Each outstanding Loan (as defined in the Existing Credit Agreement) of a Lender shall be deemed to be a Loan hereunder and credited against such Lender’s obligation to make a Loan under Section 2.01 on the Effective Date all as determined by the Administrative Agent such that the Loans of each Lender on the Effective Date shall be in accordance with each Lender’s applicable Commitment Percentage hereunder.

(b)Return and Cancellation of Notes.  Upon its receipt of the Notes to be delivered hereunder on the Effective Date, each Lender which is a party to the Existing Credit Agreement will promptly return to the Borrowers, marked “Cancelled” or “Replaced”, the note of the Borrowers held by such Lender pursuant to the Existing Credit Agreement.

(c)Interest and Fees Under Existing Credit Agreement.  All interest and all commitment, facility and other fees and expenses owing or accruing under or in respect of the Existing Credit Agreement shall be calculated as of the Effective Date (prorated in the case of any fractional periods), and shall be paid on the Effective Date in accordance with the method specified in the Existing Credit Agreement as if the Existing Credit Agreement were still in effect.

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Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWERS:BRANDYWINE REALTY TRUST,

a Maryland real estate investment trust

By:

Name:

Title:

BRANDYWINE OPERATING PARTNERSHIP,
L.P., a Delaware limited partnership

By:	Brandywine Realty Trust, a Maryland real estate investment trust, its general partner

By:

Name:

Title:

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Amended and Restated Term Loan C Agreement

DMEAST #22766596

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent and as a Lender

By:
Name:  Shari L. Reams-Henofer

Title:  Senior Vice President

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Amended and Restated Term Loan C Agreement

DMEAST #22766596

CAPITAL ONE, NATIONAL ASSOCIATION,

as a Lender

By:
Name:

Title:

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Amended and Restated Term Loan C Agreement

DMEAST #22766596

KEY BANK, N.A.,

as a Lender

By:
Name:

Title:

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Amended and Restated Term Loan C Agreement

DMEAST #22766596

BANK OF MONTREAL, as a Lender

By:
Name:

Title:

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Amended and Restated Term Loan C Agreement

DMEAST #22766596

Associated Bank, National Association, as a Lender

By:
Name:

Title:

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Amended and Restated Term Loan C Agreement

DMEAST #22766596

The Bank of New York Mellon,

as a Lender

By:
Name:

Title:

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Amended and Restated Term Loan C Agreement

DMEAST #22766596

U.S. Bank National Association,

as a Lender

By:
Name:

Title:

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Amended and Restated Term Loan C Agreement

DMEAST #22766596

Branch Banking and Trust Company, as a Lender

By:
Name:

Title:

Amended and Restated Term Loan C Agreement

DMEAST #22766596